Exhibit 10.1

UNIQUE FABRICATING NA, INC.

AND

UNIQUE-INTASCO CANADA, INC.

CREDIT AGREEMENT

Dated as of April 29, 2016

with

CITIZENS BANK, NATIONAL ASSOCIATION, as Sole Lead Arranger, Bookrunner and Administrative Agent
and
The "Lenders"

CREDIT AGREEMENT

This Credit Agreement (“Agreement”) is made as of the 29th day of April, 2016, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Citizens Bank, National Association, a national banking association, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Unique Fabricating NA, Inc., a Delaware corporation ("US Borrower") and Unique-Intasco Canada, Inc. a corporation organized under the laws of the province of British Columbia ("CA Borrower" called together with US Borrower, the "Borrowers" and each of them referred to herein as a "Borrower").
RECITALS

A.    Borrowers have requested that the Lenders (i) renew, by replacement and renewal evidence, certain indebtedness of US Borrower previously incurred under the Prior Agreement (as defined herein) and (ii) extend additional credit to each Borrower on the terms and conditions set forth herein.

B.    The Lenders are prepared to do so, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrowers, the Lenders, and the Agent agree as follows:

1.	DEFINITIONS.

1.1    Certain Defined Terms.

For the purposes of this Agreement the following terms will have the following meanings:
“Account(s)” shall mean any account or account receivable as defined under the UCC or the PPSA, including without limitation, any right of a Person to payment for goods sold or leased or for services rendered.
“Account Debtor” shall mean the party who is obligated on or under any Account.
“Advance(s)” shall mean, as the context may indicate, a borrowing requested by a Borrower, and made by the Lenders with respect to any Loan, including without limitation any refunding or conversion of such borrowing pursuant to Section 2.3 or 3.5 hereof, and shall include a Eurodollar-based Advance, and (in the event and to the extent applicable pursuant to the terms of this Agreement) a Base Rate Advance.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
"Agent" means Citizens Bank, National Association, a national banking association, and any successor agents appointed in accordance with Section 11.4 hereof in its capacity as agent for the Lenders, sole lead arranger and bookrunner hereunder.
“Agent Fee Letter” means that certain letter agreement executed and delivered by Borrowers to Agent with respect to fees payable by Borrowers to Agent in connection with that Agreement.
"Amortizing Loan" shall mean the CA Term Loan, the US Term Loan, any Incremental Term Loan, or any one or more of them, as the context indicates.
“Amortizing Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of an Amortizing Loan submitted by Borrower under Section 3.5 of this Agreement in the form attached hereto as Exhibit J.
“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws (including Canadian Anti-Money Laundering & Anti-Terrorism Legislation), all as amended, supplemented or replaced from time to time.
"Applicable Interest Rate" shall mean the same per annum rate equal to (i) with respect to Advances of the Revolving Credit, the Eurodollar-based Rate or Base Rate, (ii) with respect to Advances of the Swing Line, the Daily LIBOR Rate, (iii) with respect to Advances under the Amortizing Loans, the Eurodollar-based Rate or the Base Rate, in each case, as selected by the relevant Borrower or otherwise applicable pursuant to the terms of this Agreement.
"Applicable Margin" shall mean, with respect to Base Rate Advances, Eurodollar-based Advances, Commitment Fees, and fees payable with respect to Letters of Credit, the per annum rate from time to time applicable with respect to such Base Rate Advances, LIBOR-based Loans, Letters of Credit Fees or Commitment Fees, based on the pricing grid set forth below:

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Level	Total Leverage Ratio	Commitment Fees	Eurodollar Margin	Base Rate Margin	Letter of Credit Fees
I	Less than 1.50 to 1.00	0.25%	2.75%	1.75%	2.75%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.375%	3.00%	2.00%	3.00%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.50%	3.25%	2.25%	3.25%
IV	Equal to or greater than 2.50 to 1.00	.50%	3.50%	2.50%	3.50%

For purposes of determining the Applicable Margins:

(a)    Level IV pricing shall be in effect from the Closing Date until delivery by US Borrower to Bank of its audited financial statements for the fiscal year ending December 31, 2015 ("Initial Adjustment Date").

(b)    The Applicable Margins shall be recomputed as of the end of each fiscal quarter ending after the Initial Adjustment Date based on the Total Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margins computed as of a quarter end shall be effective on the date on which the Covenant Compliance Report evidencing such computation is delivered to Agent and the Lenders by Borrowers. If a Covenant Compliance Report is not delivered when due, then the rates in Level IV shall apply as of the date on which such Covenant Compliance Report was required to have been delivered and shall remain in effect until the date on which such Covenant Compliance Report is delivered.

(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers, or for any other reason, the Borrowers or the Bank determines that (i) the Total Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset to any Person (other than to Borrowers or a Guarantor).

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“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit A hereto.
“Authorized Signer” shall mean each person who has been authorized by Borrowers to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.
"Bank Product Obligations" means all fees, expenses and obligations of Borrowers or any other Credit Party to a Lender in respect of returned items and overdrafts and/or other obligation in connection with any treasury and cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, depository and other cash management services and other services relating to demand deposit accounts) provided by such Lender.
“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.
“Base Rate” shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of (a) the Prime Rate for such day, or (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%).
“Base Rate Advance” shall mean an Advance which bears interest at an Applicable Interest Rate based on the Base Rate.
"Borrowing Base" shall mean an amount equal to the sum of:

(a)    85% of Eligible Accounts, plus

(b)    the lesser of 75% of Eligible Mexican Accounts, denominated in U.S. dollars, and $2,500,000.00, plus

(c)    the lesser of 50% of Eligible Inventory and $7,000,000.00, plus

(d)    the lesser of the CA Borrowing Base or the principal balance outstanding on the CA Intercompany Note;

provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, inventory-in-transit, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent from time to time, including, without limitation any reserves or other adjustments established by Agent on the basis of any subsequent collateral audits conducted hereunder.

“Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit B attached hereto, executed by Responsible Officers of the US Borrower.

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“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business in Southfield, Michigan and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank Eurodollar market.

“CA Acquisition” shall mean the acquisition by the CA Borrower of substantially all of the assets of Intasco Corporation pursuant to the Purchase Agreement.

"CA Borrowing Base" shall mean an amount equal to the sum of (a) 85% of the Eligible Accounts of the CA Borrower, plus (b) the lesser of 50% of the Eligible Inventory of the CA Borrower and $2,500,000.00, minus the Priority Payables of the CA Borrower.

"CA Intercompany Note" shall mean that certain $6,000,000.00 revolving note executed and delivered by the CA Borrower to the US Borrower, as of even date herewith, as evidence of working capital advances from time to time made to the CA Borrower by the US Borrower.

"CA Intercompany Security" shall mean security interests granted by the CA Borrower to the US Borrower on substantially all of the CA Borrowers' personal property, as security for the indebtedness from time to time outstanding under the CA Intercompany Note, which security shall rank subordinate to the security interest of Agent under the Loan Documents.

"CA Term Loan” shall mean the term loan to be made to the CA Borrower by the Lenders pursuant to Section 3.2 hereof, in the aggregate principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00).

“CA Term Loan Advance” shall mean a borrowing requested by the CA Borrower and made by the Lenders pursuant to Section 3.2 hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 3.5 hereof.

“CA Term Loan Amount” shall mean with respect to any Lender, the amount equal to its Percentage of the aggregate principal amount outstanding under the CA Term Loan.
"CA Term Loan Maturity Date" shall mean April 28, 2021.
“CA Term Loan Notes” shall mean the term notes made by the CA Borrower to each of the Lenders in the form attached hereto as Exhibit C, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” shall mean the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the United Nations Act (Canada) or any similar Canadian anti-money laundering, anti-terrorist financing, government sanction and "know your client" legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the

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United Nations Al‑Qaida and Taliban Regulations promulgated under the United Nations Act (Canada).
“Canadian Benefit Plan” shall mean any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which CA Borrower has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and any Canadian Union Plans.
“Canadian Pension Event” shall mean (a) the voluntary whole or partial wind up of a Canadian Pension Plan by the CA Borrower; (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; (d) any other event or condition which might constitute grounds for the termination or winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan; or (e) an event or condition shall occur or exist with respect to any Canadian Pension Plan and, as a result of such event or condition, together with all other such events or conditions, the CA Borrower shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Canadian Pension Plan which, in the reasonable judgment of Agent, would have a Material Adverse Effect.
“Canadian Pension Plans” shall mean any plan or arrangement that is required to be registered under Canadian federal or provincial law and is or was established, maintained or contributed to or required to be contributed to by the CA Borrower for its employees or former employees.
"Canadian Union Plan" shall mean any and all pension and other benefit plans for the benefit of employees or former employees of the CA Borrower or any other Credit Party in respect of employment in Canada, which are not maintained, sponsored or administered by the CA Borrower or such Credit Party, as applicable, but to which the CA Borrower or such Credit Party is or was required to contribute pursuant to a collective agreement or a participation agreement, but excluding, for greater certainty, any Canadian Benefit Plans or Canadian Pension Plans.
“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present

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value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change of Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended) shall own beneficially (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended), Equity Interests representing more than 35% of the aggregate ordinary voting power value represented by the issued and outstanding Equity Interests in Parent; (b) a majority of the seats (other than vacant seats) on the board of directors of Parent shall at any time be occupied by persons who are not Continuing Directors: or (c) Parent ceases to own Equity Interests representing 100% of the issued and outstanding Equity Interests of US Borrower.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation of application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Chardan Note" shall mean that certain Promissory Note dated February 6, 2014, in the original principal amount of $500,000.00, executed by Unique-Chardan in favor of Chardan Corp., an Ohio Corporation.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance is granted to Agent for the benefit of the Lenders under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to the Agent in its sole discretion, pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as Agent may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Documents” shall mean the Security Agreements, the Mortgages, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

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“Collection Account” shall mean Unique Mexico’s account number 4522324242 with Agent, established for the purpose of collecting Accounts from time to time owed to Unique Mexico.

“Commitment Fees” shall mean the commitment fees payable by the US Borrower to the Lenders pursuant to Section 2.9 hereof in connection with the Revolving Credit.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, "Consolidated" and "Consolidating" shall refer to Borrowers and their Subsidiaries, determined on a Consolidated or Consolidating basis.
"Consolidated EBITDA" shall mean, for any period of determination, without duplication:
(a) Consolidated net income, plus
(b) the sum of the following to the extent deducted in calculating Consolidated net income:
(i) Interest Expense,
(ii) tax expense (including, without limitation, any federal, state, local and foreign Income Taxes) of the US Borrower and its Subsidiaries,
(iii) depreciation and amortization expense of the US Borrower and its Subsidiaries,
(iv) Management Fees , and
(v) other non-cash charges, losses or expenses including non-cash charges for incentive stock programs (excluding reserves for future cash charges), plus
(c) with respect to calculations thereof that include the date of the US Acquisition and CA Acquisition, related one-time non-cash and non-capitalized costs incurred in connection therewith (to the extent such costs are not incurred in the months incurred prior to March 31, 2016), not to exceed $800,000.00;
minus
(d) non-cash charges previously added back to Consolidated net income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus
(e) any other non-recurring, non-cash gains during such period, including without limitation, (x) gains from the sale or exchange of assets and (y) gains from early extinguishment of Indebtedness or Hedging Contracts;
provided, however, notwithstanding the above, for calculations of Consolidated EBITDA that include the following fiscal months, the Consolidated EBITDA for such months shall be deemed to be:

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April, 2015	$2,391,017
May, 2015	$1,758,536
June, 2015	$1,511,932
July, 2015	$1,573,074
August, 2015	$1,105,244
September, 2015	$2,696,182
October, 2015	$1,700,187
November, 2015	$1,432,475
December, 2015	$1,291,417
January, 2016	$1,882,480
February, 2016	$1,195,035
March, 2016	$2,278,898
April, 2016	To be determined by Agent in a manner consistent with the calculation of the deemed amount provided above

"Continuing Directors” shall mean, at any time, any member of the board of directors of Parent who (a) was a member of such board of directors on the Effective Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Covenant Compliance Report” shall mean the report to be furnished by Borrowers to the Agent pursuant to Section 6.1 (a) or 6.1(c) hereof, substantially in the form attached hereto as Exhibit D and certified by a Responsible Officer of the Borrowers.
“Covered Entity” shall mean (a) each Borrower, each of Borrowers’ Subsidiaries, all Guarantors and all pledgors of Collateral or other security for Indebtedness and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit Parties” shall mean each Borrower and their respective Subsidiaries, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.
"Daily LIBOR Rate" shall mean, relative to any day, the sum of the Applicable Margin and the offered rate for deposits of Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term of one (1) month which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London

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time on such day. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason Agent cannot determine such offered rate by the then current administrator of LIBOR rates, Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.
"Debt Service Coverage Ratio" shall mean, as of the date of any determination thereof, in each case for US Borrower and its Subsidiaries on a Consolidated basis, a ratio (a) the numerator of which is Consolidated EBITDA, minus amounts paid in cash in respect of federal, state, local and foreign income taxes with respect to such period, minus Consolidated Capital Expenditures of the US Borrower and its Subsidiaries not financed with Funded Debt, minus Management Fees, all determined for the four quarter period ended as of the date of determination, and (b) the denominator of which is Consolidated Interest Expense (excluding any Interest Expense associated with intercompany indebtedness) for such period to the extent actually paid in cash plus scheduled principal payments on Total Debt; all determined (i) as of the end of the second quarter of the 2016 Fiscal Year, by multiplying the results for such quarter ended by four (4), (ii) as of the end of the third quarter of the 2016 Fiscal Year, by multiplying the results for the two fiscal quarters then ended by two (2), (iii) as of the end of the fourth quarter of the 2016 Fiscal Year, by multiplying the results for the three fiscal quarters then ended by 4/3; and (iv) thereafer on the basis of the four quarter period then ended.
“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, and (e) all recourse Debt of any partnership of which such Person is the general partner.
“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.
“Defaulting Lender” shall mean a Lender which, in the reasonable determination of the Agent (a) has failed to fund its Percentage of any Advance as required under this Agreement, unless such Lender is disputing its funding obligation in good faith, (b) has otherwise failed to pay to the Agent or any other Lender any other amount required to be paid by it under the terms of this Agreement or any other Loan Document, unless such Lender is disputing such obligation to pay any such amount in good faith, (c) has been, or whose holding company has been, determined to be insolvent or that has become subject to a bankruptcy, receivership or other similar proceeding, or (d) has had a substantial portion of its assets or management (or a substantial portion of the assets or management of its holding company) taken over by any Governmental Authority or any Governmental Authority has restricted its ability to act under this Agreement, including its ability to enter into amendments, waivers or modifications of this Agreement or any of the other Loan Documents (provided that the exercise of the customary rights of a shareholder by a Governmental Authority which owns shares in such Lender (or its holding company) shall not be covered by this

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clause (d)), provided, however, in all cases that a Defaulting Lender shall no longer be deemed a Defaulting Lender when (i) the Defaulting Lender shall have cured the conditions which shall have caused it to be a Defaulting Lender hereunder and (ii) the Agent has agreed that such Lender shall no longer be deemed a Defaulting Lender hereunder.
“Defaulting Lender’s Unfunded Portion” shall mean a Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment minus the sum of the aggregate principal amount of all Advances funded by the Defaulting Lender under the Revolving Credit.
“Distribution” shall mean any dividend, redemption or other payment or distribution with respect to Equity Interests.
“Dollars” and the sign “$” shall mean lawful money of the United States of America.
"Domestic Subsidiary" shall mean any subsidiary of US Borrower organized under the laws of a state included in the United States.
“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied.
“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
"Eligible Account" shall mean an Account for goods delivered or services rendered to an Account Debtor, that meets the following criteria:
(a)    the Account is evidenced by an invoice from a Borrower or a Domestic Subsidiary to the Account Debtor dated not later than the date of the provision of services or delivery of the goods to which it relates;
(b)    the Account is not aged more than 120 days past the date of the invoice therefor;
(c)    the Agent has a perfected first priority security interest in such Account, and such Account is not subject to any other Lien other than Permitted Liens;
(d)    the Account evidences property actually sold, leased, licensed, assigned or otherwise disposed of or services actually provided by a Borrower or a Domestic Subsidiary;
(e)    the Account Debtor on such Account is organized under the laws of, and is located in, either the United States or Canada;
(f)    the Account is not due from an Account Debtor that is an Affiliate of a Credit Party;
(g)    is not subject to set-off, credit, defense, warranty claim, discount, rebate or allowance, except for discounts for prompt payment in accordance with a Borrower's or the relevant Domestic

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Subsidiary's past practices, which discount is reflected in the face value of the invoice relating to such Account;
(h)    the Account Debtor has not disputed the amount thereof and is not unable or unwilling to pay;
(i)    the Account Debtor thereon is not insolvent;
(j)    the Account does not arise from a consignment, guaranteed sale, sale-or-return, sale-on-approval or any other repurchase or return basis;
(k)    the Account Debtor thereon is not the United States of America or Canada or any state, province or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality or agency of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, the Financial Administration Act (Canada), as amended or with any comparable state or provincial law, as applicable, and all other necessary steps are taken to perfect Lenders' security interest in such Account;
(l)    the Account is not owing by an Account Debtor with respect to whom the aggregate part of all Accounts owing to the Borrowers and its Subsidiaries which would fail to meet the qualification for Eligible Accounts described in clause (b) above exceeds twenty five (25%) of all Eligible Accounts;
(m)    if the Account Debtor on such Account is a resident of any jurisdiction denying creditors access to its courts in the absence of qualification to transact business therein or the filing of a so-called "notice of business activities report" or other similar filing, the relevant Borrower or the relevant Domestic Subsidiary has taken all action required by the jurisdiction in question to have access to its courts; and

(n)    the relevant Borrower or the relevant Domestic Subsidiary, with respect to such Account, has materially observed or complied with (1) all material applicable laws of the United States of America (including the Fair Labor Standards Act) and Canada and (2) all material applicable laws of the state in the United States of America or province in Canada in which the Account Debtor or the Account is located which, if not observed and complied with, would deny such Borrower or Domestic Subsidiary access to the courts of such state or province.

In addition, (i) with respect to all Accounts owed by any particular Account Debtor or its Affiliates, if the Dollar value of such accounts, as reflected on the invoices therefor, exceeds thirty percent (30%) of the Dollar value of all Eligible Accounts at any time, then the Dollar value of such Account Debtor's Eligible Accounts will be reduced by such excess, and (ii) all deposits paid by the Account Debtors, and reserves for sales taxes will be deducted from the Dollar value of the relevant Eligible Accounts.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding

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or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrowers, or any of the Borrowers' Affiliates or Subsidiaries.
"Eligible Inventory" shall mean all Inventory of a Borrower or a Domestic Subsidiary, valued at the lower of cost or market on a first-in first-out basis, which is owned and held for sale (and not held for lease) that meets all of the following criteria:
(a)    it is owned solely by a Borrower or a Domestic Subsidiary and Borrower or such Domestic Subsidiary has good, valid and marketable title, and which is subject to a perfected, first priority Lien in favor of the Agent and is not subject to any other lien other than Permitted Liens;
(b)    it is located and stored in the United States or Canada and on property that is either (i) owned or leased by a Borrower or such Domestic Subsidiary or (ii) owned or leased by a warehouseman or bailee that has contracted with a Borrower or such Domestic Subsidiary to store Inventory on such warehouseman's or bailee's property and, where such Inventory is located on a property that is leased by Borrower or such Domestic Subsidiary, or is in the possession of a warehouseman or bailee, either (y) such Borrower or such Domestic Subsidiary will have delivered in favor of the Agent a Collateral Access Agreement executed by such lessor, mortgagee, warehouseman or bailee, or (z) a rent reserve in an amount reasonably satisfactory to the Agent shall have been instituted and maintained in respect of such premises;
(c)    it is salable and is not obsolete, damaged spoiled or slow moving, has not been delivered for outside processing, conforms to applicable quality standards that are customary for such Inventory, and otherwise conforms to the warranties and standards for eligibility contained herein;
(d)    it is not "in transit" from the supplier thereof to any Person, other than to the ultimate Account Debtor in respect thereof;
(e)    it is finished goods ready for sale or raw materials, and is not work-in-progress, display Inventory, supply items, packaging, tooling, samples or literature;
(f)    such Inventory is not packaging, labeling, manuals advertising materials, or supplies or other materials (except raw materials) used or consumed in a Borrower's or such Domestic Subsidiary's business, or consisting of finished goods which do not conform to the order or contract pursuant to which those finished goods were produced;
(g)    it is not Inventory which is produced in violation of the Fair Labor Standards Act and is subject to the so-called "hot goods" provisions contained in 29 USC 215(a)(i), or which fails to comply with any standard imposed by any governmental Person having authority over the disposition, manufacture, or use of that Inventory; and

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(h)    it is not Inventory which is covered by a document (as defined in the UCC) unless the document is in the possession and control of Agent.
"Eligible Mexican Accounts" shall mean Accounts: (a) that meet all of the criteria for Eligible Accounts other than the criteria set forth in clauses (c) and (e) of the definition thereof, that are owed to Unique Mexico by an Account Debtor that is located in, and organized under the laws of, Mexico; (b) with respect to which the relevant Account Debtor has been instructed to pay directly into the Collection Account; and (c) that the Agent, in its sole discretion, has not otherwise deemed such Account to be ineligible based on Agent's determination of (or inability to determine) the creditworthiness of the Account Debtor or impracticability or difficulty of collection activity with respect to such account or the relevant Account Debtor's failure to comply with prior instructions to pay directly to the Collection Account.
“Equivalent Amount” shall mean, at any time, as determined by Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"), the amount of such Equivalent Currency converted from such Reference Currency at Agent's spot selling rate (based on the market rates then prevailing and available to Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Agent on the second Business Day immediately preceding the event for which such calculation is made.
“Equivalent Currency” shall have the meaning given it in the definition of Equivalent Amount.
“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.
“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
“Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate or the Daily LIBOR Rate.
“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:

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(a)the LIBOR Rate, divided by
(b)a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes Eurocurrency deposits or includes a category of assets which includes Eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.
“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance at the Eurodollar-based Rate, an period of one or three months (or any shorter or longer periods agreed to in advance by the Borrowers, Agent and the Lenders); provided, however, that (i) any Eurodollar-Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Eurodollar-Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Eurodollar-Interest Period shall end on the next preceding Business Day, (ii) when an Eurodollar-Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Eurodollar-Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Eurodollar-Interest Period shall extend beyond the Revolving Credit Maturity Date, CA Term Loan Maturity Date, or the US Term Loan Maturity Date, (as applicable).
“Eurodollar Lending Office” shall mean, (a) with respect to the Agent, such branch of Agent, domestic or foreign, as it designates from time to time as its Eurodollar Lending Office by written notice to Borrowers and the Lenders, and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrowers and Agent.
“Event of Default” shall mean each of the Events of Default specified in Section 8.1 hereof.
"Excess Cash Flow" shall mean, with respect to any Fiscal Year of the US Borrower, for the US Borrower and its Subsidiaries on a Consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures not financed with Funded Debt minus (c) scheduled principal payments on Total Debt made during such period minus (d) Consolidated Interest Expense (excluding any Interest Expense associated with intercompany indebtedness) for such period to the extent actually paid in cash minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the US Borrower and its Subsidiaries with respect to such period minus (f) increases in consolidated working capital plus (g) decreases in working capital minus (h) optional prepayments of the Revolving Credit (to the extent simultaneously accompanied by a corresponding reduction of the Revolving Credit Aggregate Commitment) and the Amortizing Loans minus (i) Management Fees.

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"Excluded Hedging Obligation" means, with respect to any guarantor of a Hedging Obligation, including the grant of a security interest to secure the guaranty of such Hedging Obligation, any Hedging Obligation if, and to the extent that, such Hedging Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Hedging Obligation.  If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Hedging Obligation or security interest is or becomes illegal.
"Excluded Taxes" means, with respect to the Lenders, the Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder or under any other Loan Agreement, (a) taxes imposed on or measured by its net income, profits or capital, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, in which its applicable lending office is located or in which it is doing business, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which any Lender, the Agent or any other recipient is located, (c) any withholding tax payable under regulation 105 to the Income Tax Act (Canada) in respect of services performed in Canada, (d) any withholding tax payable under Part XIII of the Income Tax Act (Canada) in respect of such payments as a result of such Person not dealing at arm’s length with the Borrower, (e) any withholding tax payable under Part XIII of the Income Tax Act (Canada) in respect of such payments as a result of such Person being, or not dealing at arm’s length with, a “specified shareholder” of any direct or indirect partner of a Borrower for purposes of subsection 18(5) of the Income Tax Act (Canada), (f) any withholding tax resulting from a failure of a Lender to comply with Section 12.12, and (g) any U.S. federal withholding tax imposed pursuant to sections 1471 through 1474 of the Internal Revenue Code (and any amended or successor version that is substantively comparable) or any current or future Treasury regulations with respect thereto.
"Existing Investments" shall mean the investments of the Borrowers and their Subsidiaries in (a) Borrower's Subsidiaries existing on the Effective Date; (b) a 49% membership interest in Diversified Acoustics LLC, a Michigan limited liability company; (c) a 10% interest in the capital stock of Entrotech, Inc., an Ohio corporation; and (d) a 5% membership interest of Unique Realty in Joslyn-Collier LLC, a Michigan limited liability company.

"Existing Letters of Credit" shall mean letters of credit issued by Citizens Bank, National Association pursuant to the Prior Agreement which remain issued and unexpired as of the Effective Date.

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“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.
“Final Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date, (ii) the CA Term Loan Maturity Date, or (iii)  the US Term Loan Maturity Date.
“Fiscal Year” shall mean the twelve-month period ending on each December 31.
"Foreign Subsidiary" shall mean a Subsidiary of a Borrower that is not a Domestic Subsidiary.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.
“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect on the Effective Date.
"Governmental Authority" means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Governmental Obligations” means non-callable direct general obligations of the United States of America or Canada or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America or Canada.
“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.
"Guarantor" shall mean (i) in relation to the US Borrower each of Parent, Unique South, Unique Realty, Unique-Presco, Unique Molded and Unique-Chardan, (ii) in relation to the CA Borrower, each of the US Borrower, Parent, Unique South, Unique Realty, Unique-Presco, Unique Molded and Unique-Chardan, and (iii) any other Person that now or hereafter enters into a guaranty securing either Borrower's Indebtedness to Agent and the Lenders pursuant to Section 6.14 hereof, or otherwise.
“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 4.1 hereof and any guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise).
“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

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“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.
“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between a Borrower and any Lender or an Affiliate of a Lender.
"Hedging Obligation" shall mean shall mean the obligations and indebtedness of a Borrower to Agent or any Lender under any Hedging Agreement in connection with any Hedging Transactions.
“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).
“Hereof," "hereto," “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.
“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of Borrowers and their Subsidiaries (including, without limitation, the Michigan Single Business Tax and all other corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).
“Increase Additional Lender” shall mean a “Lender” who becomes party to this Agreement for the purpose of participating in an increase in the Revolving Credit Aggregate Commitment pursuant to Section 2.10 hereof and/or participation in an Incremental Term Loan pursuant to Section 3.10 hereof.
“Incremental Term Loan” shall mean new Amortizing Loan requested by US Borrower and made by Lenders and/or Additional Lenders pursuant to Section 3.10 hereof.
“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency,

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reorganization or like proceeding, relating to the Credit Parties (as any of them) whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, Hedging Obligations and Bank Product Obligations), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any Bank Product Obligations of any Credit Party to Agent or any Lender, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.
Notwithstanding anything to the contrary herein, or in any guaranty or other Loan Documents executed and delivered by any Guarantor in connection herewith, Indebtedness (as used in any such guaranty or other Loan Document executed and delivered by such Guarantor) shall not include Excluded Hedging Obligations.
"Indemnified Taxes" shall mean taxes other than Excluded Taxes.
“Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys' fees and expenses) incurred solely in connection with the recovery thereof.

"Interest Expense" means, for any period, all interest paid by the Borrowers and their Subsidiaries on the Indebtedness, any capital leases and any other Debt.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.
“Inventory” shall mean any inventory as defined under the UCC or the PPSA.
“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

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“Issuing Lender” shall mean Citizens Bank, National Association, in its capacity as issuer of Letters of Credit.
“Lenders” shall have the meaning set forth in the preamble, and shall include any assignee which becomes a Lender pursuant to Section 12.8 hereof.
"Letter of Credit" shall mean the Existing Letters of Credit and any standby letters of credit issued by the Issuing Lender pursuant to Section 2.7 of this Agreement.
"Letter of Credit Availability" shall mean, at any time, the lesser of (a) the Letter of Credit Sublimit, and (b) the lesser of the Revolving Credit Commitment Amount or the Borrowing Base, minus the aggregate amount of the Revolving Credit Advances and Swing Line Advances then outstanding.
"Letter of Credit Obligations" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Revolving Loans as provided in Section 2.7(c)(i).
"Letter of Credit Sublimit" shall mean Two Million Thousand and 00/100 Dollars ($2,000,000.00).
     “LIBOR Rate” shall mean, relative to any Eurodollar-Interest Period, the offered rate for deposits of US Dollars for a term coextensive with the designated Interest Period that the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day that is two (2) London Banking Days prior to the beginning of such Interest Period. If such day is not a London Business Day, the LIBOR Rate shall be determined on the next preceding day which is a London Business Day. If for any reason the Agent cannot determine such offered rate by the ICE Benchmark Administration (or any successor administrator of LIBOR rates), the Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. In no event shall LIBOR be less than 0%.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.
"Loan" shall mean any Amortizing Loan, Swing Line or Revolving Credit.
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Guaranty, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the

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foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.
“London Banking Days” shall mean any day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurocurrency market.

“Majority Lenders” shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, any 2 or more Lenders who are not Affiliates of one another holding more than 50.0% of the sum of (i) the Revolving Credit Aggregate Commitment and plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Amortizing Loans, and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), any 2 or more Lenders who are not Affiliates of one another holding more than 50.0% of the aggregate principal amount of Indebtedness then outstanding under the Revolving Credit and Amortizing Loans; provided that, that, in the event at any time there is only one Lender, "Majority Lenders" shall mean that Lender.
"Management Fees" shall mean management fees paid from time to time by US Borrower pursuant to a management agreement with Taglich, in an amount not to exceed $300,000.00 per fiscal year.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.
“Mortgages” shall mean the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Credit Party on the Effective Date pursuant to Section 4.1 hereof and/or mortgages and deeds of trust executed and delivered pursuant to the Prior Agreement that remain in effect (amended, to the extent required by Agent) as security for the Indebtedness, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.
“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean the aggregate cash payments received by any Credit Party from any Asset Sale, insured casualty or condemnation event, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale casualty or event, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges.
“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender

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"Notes" shall mean the Revolving Notes, the CA Term Notes, the US Term Notes and the Swing Line Note, or any one or more them (as the context indicates).
“Parent” shall mean Unique Fabricating, Inc., a Delaware corporation.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.
“Percentage” shall mean, as applicable, the percentage interest of each Lender in each loan as indicated on Annex I hereto, as such Annex I may be modified by Agent in accordance with Section 12.8.
"Permitted Acquisition(s)" shall mean each acquisition of all or a substantial part of the assets, property or Equity Interests of any Person or any business unit or division of any Person (the “Target”) by any Credit Party, subject to the satisfaction of each of the following conditions:
(i)            Agent and the Lenders shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;
(ii)           at or prior to the closing thereof, Agent will be granted a first priority perfected Lien in all assets and Equity Interests of the Target on the same terms and conditions set forth in Sections 6.13 and 6.14, and such Collateral shall not be subject to any liens or encumbrances other than Permitted Liens, and the Credit Parties and, if applicable, the Target shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith;
(iii)          concurrently with delivery of the notice referred to in clause (i) above, Agent and the Lenders shall have received (x) a pro forma consolidated balance sheet, income statement and cash flow statement of Borrowers and their Subsidiaries, based on the most recent financial statements then available, and (y) if Consolidated EBITDA determined for the Target (without addition of the amounts specified in clauses (w) through (z) of the definition thereof is greater than twenty five percent of Consolidated EBITDA of US Borrower and its Subsidiaries for the four fiscal quarter period most recently ended either a quality of earnings report with respect to the Target or audited financial statements for the Target, in each case, in form and content satisfactory to Agent;
(iv)         on or prior to the closing date thereof, Agent and the Lenders shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents, and Target financial statements and information reasonably requested by Agent;
(v)         Agent and the Lenders shall have received a copy of the proposed capital structure after giving effect to such Permitted Acquisition;

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(vi)         the Total Leverage Ratio, both before and after giving effect to such Permitted Acquisition on a pro forma basis, shall be less than or equal to 2.75 to 1.00;
(vii)      after giving effect to any Advances necessary to fund such Permitted Acquisition, Revolving Credit Usage will not exceed eighty percent (80%) of the lesser of the Revolving Credit Aggregate Commitment or the Borrowing Base;
(viii)       the board of directors or similar governing body of the Target shall have approved the Permitted Acquisition;
(ix)         the Target shall be in a similar type of business conducted by the Credit Parties and their Subsidiaries, any business reasonably related thereto or any business consisting of services previously provided by third parties to the Credit Parties; and
(ix)        both before and after giving pro forma effect to such acquisition, no Default or Event of Default shall be existing and Borrowers shall be, and remain in compliance with the financial covenants set forth in Section 7.1 hereof:
(x)    concurrently with consummation of the Permitted Acquisition, Borrower shall have delivered to Agent and the Lenders a certificate stating that the foregoing conditions have been satisfied.
“Permitted Investments” shall mean with respect to any Person:
(a)    Governmental Obligations;
(b)    Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one rating agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one rating agency;
(c)    Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;
(d)    Commercial paper rated at the time of purchase within the two highest classifications established by not less than two rating agencies, and which matures within 270 days after the date of issue;

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(e)    Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and
(f)    Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.
"Permitted Liens" shall mean:
(a)Liens created by or otherwise existing, under or in connection with this Agreement or the other Loan Documents in favor of the Agent on behalf of the Lender;
(b)CA Intercompany Security, so long as the CA Intercompany Note and CA Intercompany Security are pledged to Agent for the benefit of the Lenders pursuant to the Collateral Documents;
(c)purchase money Liens securing purchase money indebtedness (and refinancings thereof) and capital lease obligations, to the extent permitted under Section 7.2(ii) hereof;
(d)Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Borrower or Subsidiary in conformity with GAAP (or, in the case of significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);
(e)encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrowers or their Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;
(f)Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP (or, in the case of significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) shall have been made in respect thereof;
(g)Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

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(h)Liens arising under law (in contrast with being voluntarily granted) or deposits made, in each case, in the ordinary course of business in connection with workers’ compensation, employment insurance, pensions and other types of social security, employee wages or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(i)judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(j)bankers’ Liens, rights of set-off and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more of the accounts maintained by the Borrowers or any of their Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;

(k)trademark licenses, leases or subleases granted to Persons in the ordinary course of business that have not been incurred in connection with Debt and do not materially interfere with the ordinary course of business of the Borrowers or their Subsidiaries;

(l)Liens arising from filing financing statements under the UCC or the PPSA (or similar statutes in other jurisdictions) regarding leases entered into in the ordinary course of business;

(m)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)the reservations, limitations, provisos and conditions, if any, expressed in any original grant from Her Majesty the Queen in Right of Canada of any real property or any interest therein and any minor title imperfections in connection therewith, which do not materially interfere with the use of such asset in the operation of the business of any Credit Party;
(o)the rights reserved to or vested in any Governmental Authority by the terms of any contract, lease, license, franchise, grant or permit by such Governmental Authority or to require annual or other payments as a condition to the continuation thereof, in each case, which were incurred in the ordinary course of business and not incurred in connection with Debt;

(p)Liens securing indebtedness permitted under clause (x) of Section 7.2 hereof; and

(q)any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

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“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

"Post-Distribution DSCR" shall mean, as of the date of any determination thereof, a ratio (a) the numerator of which is (i) Consolidated EBITDA, minus cash taxes, minus unfinanced Capital Expenditures, minus Management Fees, all determined for the twelve-month period ended as of the last day of the fiscal quarter most recently ended, (ii) minus the sum of the Distribution paid during the nine month period ended as of the last day of the most recent fiscal quarter, and the amount of Distributions intended to be paid in the quarter in which the date of determination is included, and (b) the denominator of which is Interest Expense plus scheduled principal payments on Total Debt determined for the twelve-month period ended as of the last day of the fiscal quarter most recently ended.
“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations or Minister's orders thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the security interests of the Agent (or its agent), on behalf of itself and the other Lenders in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than the Province of Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“Prime Rate” shall mean the per annum rate of interest designated by the Agent, from time to time as its “prime rate” for Dollar denominated loans (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.
“Prior Agreement” shall mean that certain loan and security agreement dated as of March 18, 2013 between Citizens Bank, National Association and US Borrower, as amended.
“Priority Payables” shall mean (a) the full amount of the obligations, liabilities or indebtedness of the CA Borrower which (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Indebtedness on any Collateral under any applicable law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Indebtedness under any applicable law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages, employee withholdings, statutory remittances and/or source deductions for income tax, Canadian Pension Plan and employment insurance premiums, or deductions and vacation pay, severance and termination pay, government royalties and pension fund obligations (including any

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amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan) and (b) the amount equal to the aggregate value of the Eligible Inventory of the CA Borrower which Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier's right has priority over the Liens securing the Indebtedness, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.
"Purchase Agreement" shall mean that certain asset and stock purchase agreement dated as of April [28], 2016 by and among US Borrower, CA Borrower, G.C.C. Holdings, Ltd,, Intasco Corporation, G. Craig Combe and certain other parties thereto.
“Quarterly Payment Date” means the last day of each June, September, December and March.
“Reference Currency” shall have the meaning specified in the definition of Equivalent Amount.
“Register” is defined in Section 12.8(g) hereof.
“Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.
“Reinvestment Certificate” is defined in Section 3.9 hereof.
“Reinvestment Period” shall mean a 180-day period during which Reinvestment must be completed under Section 3.9 of this Agreement.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the US Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit E.
“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by US Borrower under Section 2.6(c) of this Agreement and the form attached as Exhibit F hereto.
“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.
“Revolving Credit” shall mean the revolving credit loans to be advanced to US Borrower by the Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.
“Revolving Credit Advance” shall mean a borrowing requested by the US Borrower and made by the Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof.
“Revolving Credit Aggregate Commitment” shall mean Thirty Million and 00/100 Dollars ($30,000,000.00).
“Revolving Credit Commitment Amount” shall mean with respect to any Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Annex I, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit.
“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) April 28, 2021, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.
“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by US Borrower to each of the Lenders in the form attached hereto as Exhibit G, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
“Revolving Facility Usage” shall mean, as of any date, the aggregate amount of outstanding Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations.
“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by Borrowers and the Domestic Subsidiaries on the Effective Date pursuant to Section 4.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise), as amended, restated or otherwise modified from time to time.
"Specified Canadian Pension Plan" shall mean any Canadian Pension Plan which contains a "defined benefit provision", as defined in subsection 147.1(1) of the Income Tax Act (Canada).

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"Subordinated Debt" means all (a) all accrued and unpaid Management Fees due and owing to Taglich pursuant to a certain management agreement between US Borrower and Taglich to the extent repayment thereof is subordinated to the payment of the Obligations pursuant to a subordination agreement in form and content satisfactory to the Agent, and (b) all unpaid principal and accrued interest due and owing to Chardan, Corp. under the Chardan Note, to the extent repayment thereof is subordinated to the payment of the Obligations pursuant to a subordination agreement in form and content satisfactory to the Agent.
“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrowers.
"Swing Line” shall mean Advances to be advanced to US Borrower by the Swing Line Lender pursuant to Section 2.6 hereof, in an aggregate amount not to exceed, at any one time outstanding, the Swing Line Maximum Amount.
“Swing Line Advance” shall mean a borrowing requested by the US Borrower and made by Swing Line Lender pursuant to Section 2.6 hereof.
“Swing Line Lender” shall mean Citizens Bank, National Association, in its capacity as lender of the Swing Line under Section 2.6 of this Agreement, or its successor as subsequently designated hereunder.
“Swing Line Maximum Amount” shall mean Five Million Dollars ($5,000,000.00).
“Swing Line Note” shall mean the swing line note which may be issued by US Borrower to Swing Line Lender hereof in the form attached hereto as Exhibit H, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.
"Taglich" means Taglich Private Equity, LLC, a Delaware limited liability company.
"Total Debt" shall mean, as of any date of determination, all Funded Debt as reflected in the Consolidated financial statements of Borrower, determined in accordance with GAAP.
"Total Leverage Ratio" shall mean, as of any date of determination, a ratio, the numerator of which is Total Debt as of the date of such determination, and the denominator of which is Consolidated EBITDA determined for the twelve-month period ended as of such date of determination.

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"Unique-Chardan" means Unique-Chardan, Inc., a wholly owned Domestic Subsidiary of US Borrower organized under the laws of the State of Delaware corporation and wholly-owned subsidiary of Borrower.
"Unique Mexico" means Unique Fabricating de Mexico, S.A. de C.V., a wholly owned Foreign Subsidiary of US Borrower organized under the laws of Mexico.
"Unique Molded" means Unique Molded Foam Technologies, a wholly owned Domestic Subsidiary of US Borrower organized under the laws of the State of Delaware.
"Unique-Presco" means Unique-Prescotech, Inc., a wholly owned Domestic Subsidiary of US Borrower organized under the laws of the State of Delaware.
"Unique Realty" means Unique Fabricating Realty, LLC, a wholly owned Domestic Subsidiary of US Borrower organized under the laws of the State of Michigan.
"Unique South" means Unique Fabricating South, Inc., a wholly owned Domestic Subsidiary of US Borrower organized under the laws of the State of Michigan.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Michigan.
“Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Revolving Credit Aggregate Commitment or (ii) the Borrowing Base, minus (x) the aggregate outstanding principal amount of all Advances of the Revolving Credit.
"US Acquisition" shall mean the acquisition by the US Borrower of all of the shares of capital stock of Intasco-USA, Inc. pursuant to the Purchase Agreement.
"US Term Loan” shall mean the term loan to be made to the US Borrower by the Lenders pursuant to Section 3.1 hereof, in the aggregate principal amount of Seventeen Million and 00/100 Dollars ($17,000,000.00).
“US Term Loan Advance” shall mean a borrowing requested by the US Borrower and made by the Lenders pursuant to Section 3.1 hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 3.5 hereof.
“US Term Loan Amount” shall mean with respect to any Lender, the amount equal to its Percentage of the aggregate principal amount outstanding under the Term Loan.
"US Term Loan Maturity Date" means April 28, 2021.
“US Term Loan Notes” shall mean the term notes made by the US Borrower to each of the Lenders in the form attached hereto as Exhibit I, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

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“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.	REVOLVING CREDIT.
2.1    Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the US Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Percentage of: (i) the lesser of the Revolving Credit Aggregate Commitment or the Borrowing Base minus (ii) the sum of the aggregate amount of Advances outstanding under the Swing Line Advances, and the Letter of Credit Obligations.
2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.
(a)    US Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Lender to US Borrower on the Revolving Credit Maturity Date. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at the Applicable Interest Rates for such Advances .
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of US Borrower to the appropriate lending office of such Lender resulting from each Revolving Credit Advance made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.
(c)    The Agent shall maintain the Register pursuant to Section 12.8(g) and a subaccount therein for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower to each Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Revolving Credit Advances and each Lender’s share thereof.
(d)    The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of US Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made by the Lenders in accordance with the terms of this Agreement.

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(e)    US Borrower agrees that, upon written request to the Agent by any Lender, US Borrower will execute and deliver, to such Lender a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Lender.
2.3    Requests for Advances. The US Borrower may request an Advance of the Revolving Credit by delivery to Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the US Borrower, subject to the following:

(i)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i)	the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii)	whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(iii)
whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.

(j)
each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 p.m. (Eastern Standard time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Eastern Standard time) on the proposed date for such Revolving Credit Advance;

(k)
on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by Agent under Section 2.7 hereof in respect of US Borrower’s Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;

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(l)
in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $100,000.00 (or a larger multiple thereof) or the remainder available under the Revolving Credit Aggregate Commitment if less than $100,000.00;

(m)
in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $500,000.00 (or a larger integral multiple of $100,000.00) or the remainder available under the Revolving Credit Aggregate Commitment if less than $500,000.00 and at any one time there shall not be in effect more than three(3) different Eurodollar-Interest Periods with respect to the Revolving Credit;

(n)	a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Borrower and shall constitute a certification by US Borrower as of the date thereof that:

(i)
all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 6.2(a) hereof), and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(ii)
there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(iii)
the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

Agent, acting on behalf of the Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the US Borrower to make such requests and, in the event Agent, acting on behalf of the Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. The US Borrower and Lenders hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer.

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Notwithstanding the foregoing, the US Borrower acknowledges that the US Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the US Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.
2.4    Disbursement of Advances.
(a)    Upon receiving any Request for Revolving Credit Advance from the US Borrower under Section 2.3 hereof, Agent shall promptly notify each Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Lender in an amount equal to its Percentage of such Advance. Unless such Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Lender shall make available the amount of its Percentage of each Revolving Credit Advance in immediately available funds to Agent.
(b)    Subject to submission of an executed Request for Revolving Credit Advance by the US Borrower without exceptions noted in the compliance certification therein, Agent shall make available to the US Borrower the aggregate of the amounts so received by it from the Lenders in like funds and currencies not later than 4:00 p.m. (Eastern Standard time) on the date of such Revolving Credit Advance, by credit to an account of the US Borrower maintained with Agent or to such other account or third party as the US Borrower may reasonably direct in writing, provided such direction is timely given.
(c)    Unless Agent shall have been notified by any Lender prior to the date of any proposed Revolving Credit Advance that such Lender does not intend to make available to Agent such Lender’s Percentage of such Advance, Agent may assume that such Lender has made such amount available to Agent on such date, as aforesaid. Agent may, but shall not be obligated to, make available to the US Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Agent by such Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Lender. If such Lender does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the US Borrower, the Agent shall promptly notify the US Borrower and the US Borrower shall pay such amount to Agent, if such notice is delivered to US Borrower prior to 1:00 p.m. (Eastern Standard time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the US Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Lender. The US Borrower shall retain its claim against such Lender with respect to the amounts repaid by it to Agent and, if such Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to the US Borrower as a Revolving Credit Advance. Agent shall also be entitled to recover from such Lender or US Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to the Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

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(i)    in the case of such Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and
(ii)    in the case of the US Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.
Until such Lender has paid Agent such amount, such Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Lender to make any Advance hereunder, and no Lender shall have any liability to the US Borrower or any of its Subsidiaries, the Agent, any other Lender, or any other party for another Lender’s failure to make any loan or Advance hereunder.
2.5    Interest Payments; Default Interest.
(b)    Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds commencing on each Quarterly Payment Date commencing June 30, 2016. Whenever any payment under this Section 2.5(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.
(b)    Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.(c)In the case of any Event of Default under Section 8.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Lenders, interest shall be payable on demand on all Revolving Credit Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus three percent (3%).
(d)    The US Borrower may prepay all or part of the outstanding principal of any Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Advance(s) of the Revolving Credit remaining outstanding shall be at least One Hundred Thousand Dollars ($100,000.00).
2.6Swing Line.

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(a)Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.6(c) hereof), but shall not be required to, make one or more Swing Line Advances to the US Borrower from time to time on any Business Day until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.
(b)Accrual of Interest and Maturity; Evidence of Indebtedness.
(i)    Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the US Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate (which rate shall change on the date of any change in the Daily LIBOR Rate), and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the US Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.
(ii)    The US Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required by Agent from time to time and as required pursuant to this Agreement.
(iii)    Interest on the unpaid balance of all Advances of the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Applicable Interest Rate, and shall be payable in immediately available funds on each Quarterly Payment Date, commencing June 30, 2016. Whenever any payment under this Section 2.6(b)(iii) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Daily LIBOR Rate on the date of such change in the Daily LIBOR Rate.
(iv)    In the case of any Event of Default under Section 8.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Lenders, interest shall be payable on demand on all Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate plus three percent (3%).
(c)    Requests for Swing Line Advances. The US Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the US Borrower, subject to the following:

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(i)    each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, the proposed date of such Swing Line Advance, which must be a Business Day;
(ii)    on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;
(iii)    on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances requested by the US Borrower on such date of determination, the Revolving Facility Usage shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the Borrowing Base;
(iv)    each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Eastern Standard time) on the proposed date of the Swing Line Advance;
(v)    each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by the US Borrower, and shall constitute and include a certification by the US Borrower as of the date thereof that:
(A)    all conditions to the making of Advances set forth in this Agreement shall have been satisfied and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);
(B)    there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and
(C)    the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;
(vi)    At the option of the Agent, subject to revocation by Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, Borrower may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the related "Sweep Agreement" executed and delivered by US Borrower to Swing Line Lender in connection herewith. Each time a Swing Line Advance is made using the “Sweep to Loan” system, US Borrower shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.6. Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of such Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant

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to the provisions hereof or the provisions of such Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Agent may suspend or revoke Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrower complies with the provisions set forth in this Section 2.5.
(d)    Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the US Borrower and the satisfaction of the conditions set forth in Section 2.6(c) hereof, Swing Line Lender shall, at its option, make available to the US Borrower the amount so requested in Dollars not later than 4:00 p.m. (Eastern Standard time) on the date of such Advance, by credit to an account of the US Borrower maintained with Agent or to such other account or third party as the US Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.
(e)    Refunding of or Participation Interest in Swing Line Advances.
(i)    The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the US Borrower (which hereby irrevocably directs the Agent to act on its behalf) request each of the Lenders (including the Swing Line Lender in its capacity as a Lender under the Revolving Credit) to make an Advance of the Revolving Credit to the US Borrower in an amount equal to such Lender’s Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.6(e)(ii) hereof, the Swing Line Lender shall retain its claim against the US Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 8.1(i) hereof shall have occurred (in which event the procedures of Section 2.6(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.6(e)(iii)), each Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent hereof prior to 11:00 a.m. Eastern Standard time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances.
(ii)    If, prior to the making of a Revolving Credit Advance pursuant to Section 2.6(e)(i) hereof, one of the events described in Section 8.1(i) hereof shall have occurred, each Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to

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have been refunded in an amount equal to its Percentage of such Swing Line Advance. Each Lender within the time periods specified in Section 2.6(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date.
(iii)    Each Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.6(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, the US Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Credit Parties or any other Person; (D) any breach of this Agreement or any other Loan Document by the Credit Parties or any other Person; (E) any inability of the US Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Agent the amount required pursuant to Section 2.6(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Lender to make available its pro rata portion of the amounts required pursuant to Section 2.6(e)(i) or (ii) hereof shall not be affected by the failure of any other Lender to make such amounts available, and no Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Lender or any other party for another Lender’s failure to make available the amounts required under Section 2.6(e)(i) or (ii) hereof.
(iv)    Notwithstanding the foregoing, no Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Lenders to refund such Swing Line Advance or purchase a participation in such Swing Line Advance) shall be reinstated upon the date on which such Default or Event of Default has been cured or is waived by the requisite Lenders.
2.7    Letter of Credit Subfacility.
(a)    Issuance of Letters of Credit. The US Borrower may at any time prior to the Revolving Credit Maturity Date request the issuance of Letters of Credit in Dollars on behalf of itself or for

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the account of the CA Borrower or any Domestic Subsidiary, or an amendment or extension of an existing Letter of Credit. Such request for the issuance of a Letter of Credit shall be made by delivering to the Issuing Lender (with a copy to the Agent) a completed application and agreement for such Letter(s) of Credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Promptly after receipt of any application for such Letter of Credit, the Issuing Lender shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Agent or the US Borrower, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 4.2 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.7, the Issuing Lender or any of the Issuing Lender's Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Revolving Credit Maturity Date, and provided further that (i) the Letter of Credit Obligations shall not exceed, at any one time, the Equivalent Amount of the Letter of Credit Sublimit, (ii) the Revolving Facility Usage shall not exceed, at any one time, the lesser of (A) the Revolving Credit Aggregate Commitment, and (B) the Borrowing Base. Each request by the US Borrowers for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 4.2 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the US Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(b)    Letter of Credit Fees. The US Borrower shall pay (i) to the Agent for the ratable account of the Lenders a fee (the "Letter of Credit Fee") equal to the Applicable Margin for Letters of Credit on the amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account, a fronting fee equal to 0.125% per annum on the amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Quarterly Payment Date following issuance of each Letter of Credit. The US Borrower shall also pay to the Issuing Lender for the Issuing Lender's sole account the Issuing Lender's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in amount equal

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to such Lender’s Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the US Borrower and the Agent thereof. Provided that it shall have received such notice, the US Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a "Drawing Date") by paying to the Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender, in the same currency as paid, unless otherwise required by the Agent or the Issuing Lender. In the event the US Borrowers fail to reimburse the Issuing Lender (through the Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Agent will promptly notify each Lender thereof, and the US Borrower shall be deemed to have requested that a Revolving Credit Advance be made in the amount of such Reimbursement Obligations to be disbursed on the Drawing Date under such Letter of Credit.

(ii)    Each Lender shall upon any notice pursuant to Section 2.7(c)(i) make available to the Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Percentage of the amount of the drawing, whereupon the participating Lenders shall each be deemed to have made a Revolving Credit Advance in that amount with respect to drawings made under a the Letter of Credit. If any Lender so notified fails to make available to the Agent for the account of the Issuing Lender the amount of such Lender's Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first two (2) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Advance thereafter.

(iii)    With respect to any unreimbursed drawing that is not converted into Revolving Credit Advance as contemplated by Section 2.7(c)(i), for any other reason, the U.S. Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Advance. Each Lender's payment to the Agent for the account of the Issuing Lender pursuant to Section 2.7(d) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a "Participation Advance") from such Lender in satisfaction of its participation obligation under this Section 2.7(c)(iii).

(d)    Repayment of Participation Advances.

(i)    Upon (and only upon) receipt by the Agent for the account of the Issuing Lender of immediately available funds from the US Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender's Percentage of such funds, except the Agent shall retain for the account of the Issuing Lender the amount of the Percentage of such funds

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of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii)    If the Agent is required at any time to return to any Credit Party, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of any payment made for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent for the account of the Issuing Lender the amount of its Percentage of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
(e)     Documentation. Each Credit Party agrees to be bound by the terms of the Issuing Lender's application and agreement for letters of credit and the Issuing Lender's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Credit Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Credit Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
(f)    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
(g)    Nature of Participation and Reimbursement Obligations. Each Lender's obligation in accordance with this Agreement to make the Revolving Credit Advances or Participation Advances, as a result of a drawing under a Letter of Credit, and the obligations of the U.S. Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.7 under all circumstances, including the following circumstances, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Credit Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever; (ii) the failure of any Credit Party or any other Person to comply, in connection with a Letter of Credit, with the conditions set forth in Section 4.2 or as otherwise set forth in this Agreement; (iii) any lack of validity or enforceability of any Letter of Credit; (iv) any claim of breach of warranty that might be made by any Credit Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Credit Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Credit Party and the beneficiary for which any Letter of Credit was procured); (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any

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draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof; (vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit; (viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Credit Party, unless the Issuing Lender has received written notice from such Credit Party of such failure within three Business Days after the Issuing Lender shall have furnished such Credit Party and the Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice; (ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party or Subsidiaries of a Credit Party; (x) any breach of this Agreement or any other Loan Document by any party thereto; (xi) the occurrence or continuance of an insolvency proceeding with respect to any Credit Party; (xii) the fact that an Event of Default or a Default shall have occurred and be continuing; (xiii) the fact that the Revolving Credit Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(h)    Indemnity. US Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or official body.
(i)    Liability for Acts and Omissions. As between any Credit Party and the Issuing Lender, or the Issuing Lender's Affiliates, such Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Credit Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to

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which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Credit Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any official body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit. Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.

2.8    Mandatory Repayment of Revolving Credit Advances. If at any time and for any reason the aggregate Revolving Facility Usage shall exceed the lesser of (i) the Revolving Credit

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Aggregate Commitment and (ii) the then applicable Borrowing Base, US Borrower shall immediately reduce any pending request for a Revolving Credit Advance or Swing Line Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances or Swing Line Advances in an amount equal to the amount of such remaining excess.
2.9    Revolving Credit Commitment Fee. The US Borrower shall pay to the Agent for distribution to the Lenders, pro-rata in accordance with their respective Percentages in the Revolving Credit, a commitment fee, quarterly in arrears commencing June 30, 2016, and on the first day of each calendar quarter thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Commitment Fee payable to each Lender shall be determined by multiplying (i) the average daily amount by which such Lender’s Revolving Credit Commitment Amount exceeds the sum of such Lender’s Percentage of the aggregate principal amount of Revolving Credit Advances outstanding from time to time during such period by the Applicable Margin. Such fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of such fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Lender of its share thereof.
2.10    Increase in Revolving Credit Commitments.
(a)     The US Borrower may, at any time prior to the Revolving Credit Maturity Date, request that (a) the current Lenders increase their Revolving Credit Commitment Amounts or (b) one or more Increase Additional Lenders join this Agreement and provide a Revolving Credit Commitment hereunder, provided that, (x) no Default or Event of Default has occurred and is continuing (or shall occur as a result of the requested increase, (y) Borrowers shall be in pro forma compliance with all covenants set forth in this Agreement (both before and after giving effect to such proposed increase) and (z) the US Borrower shall have provided to Agent satisfactory evidence that, both immediately before and after giving pro forma effect to the proposed increase (any transactions to be consummated utilizing proceeds of the increase), the Total Leverage Ratio shall not exceed 2.75:1.00 and the Debt Service Coverage Ratio shall not be less than 1.30:1.00.

(b)     The increases in the Revolving Credit Commitment Amount pursuant to this Section 2.10 (together with the original principal amount of any Incremental Term Loans made on or before the date of such increase pursuant to Section 3.10 hereof) shall not be more than Ten Million and 00/100 Dollars ($10,000,000) and the minimum amount of any increase in the Revolving Credit Commitment Amounts shall be Five Million and 00/100 Dollars ($5,000,000.00).

(c)     The Agent shall deliver a copy of each notice of a requested increase in the Revolving Credit Aggregate Commitment to each Lender and to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by the Agent in its reasonable discretion with the approval of US Borrower or as may be specified by the US Borrower. No Lender shall have any obligation to fund any increase in the Revolving Credit Aggregate Commitment, and any decision by a Lender to increase its Revolving Credit Commitment shall be made in its sole discretion independently from any other Lender.

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(d)    If the Agent receives commitments from Lenders and/or from any other Person that (i) qualifies as an Eligible Assignee and is acceptable to the US Borrower and Agent in their reasonable discretion, and (ii) has agreed to become an Increase Additional Lender in respect of all or a portion of the proposed increase in the Revolving Credit Aggregate Commitment, in excess of the requested increase, the Agent shall have the right, in its sole discretion, but with the consent of the US Borrower, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Increase Additional Lender in its notice to the Agent) proposed increase of the Lenders or Increase Additional Lenders willing to participate in such increase in the Revolving Credit Aggregate Commitment. If the Agent does not receive commitments from Lenders (or Increase Additional Lenders) in an amount sufficient to fund the requested increase, the Agent shall so notify the US Borrower and the request for an increase in the Revolving Credit Aggregate Commitment shall be deemed automatically rescinded

(e)    An increase in the Revolving Credit Aggregate Commitment pursuant to this Section 2.10 shall become effective upon the receipt by Agent of an agreement in form and substance reasonably satisfactory to the Agent and US Borrower signed by US Borrower, by each Increase Additional Lender and by each existing Lender agreeing to increase its Revolving Credit Commitment, setting forth the new Revolving Credit Commitments of such Lenders and setting forth the agreement of each Increase Additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together Notes reflecting the new amount of each increasing Lender's Revolving Credit Commitment Amount after giving effect to the increase and each Increase Additional Lender's Revolving Credit Commitment Amount executed by US Borrower, and officer's certificates and ratification agreements executed by each of the Credit Parties and such evidence of appropriate corporate authorization on the part of each of the Credit Parties with respect to the increase, amendments to any other Loan Documents reasonably requested by the Agent in relation to the increase (which amendments to the Loan Documents (other than this Agreement) the Agent is hereby authorized to execute on behalf of the Lenders), updates of Lien searches from applicable jurisdictions, and such opinions of counsel for the Credit Parties with respect to the increase in the Revolving Credit Aggregate Commitment and other assurances as the Agent may reasonably request.

(f)     On the effective date of any increase in the Revolving Credit Aggregate Commitment pursuant to this Section 2.10, each increasing Lender and each Increase Additional Lender participating in such increase (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Percentage of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Percentage of any outstanding Participation Advances and such amounts (for distribution among the respective Lenders) as are necessary so that, after giving effect to the distribution thereof, the then outstanding Revolving Credit Advances are held by the Lenders (including the increasing Lenders and Increase Additional Lenders in accordance with their respective Percentages in the Revolving Credit after giving effect to the changes in percentages resulting from the increase.

2.11    Use of Proceeds of Advances

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Advances of the Revolving Credit shall be used to (i) initially, renew and refinance revolving advances previously incurred by US Borrower under the Prior Agreement, (ii) finance working capital of the US Borrower, (iii) funding working capital advances to the CA Borrower under the CA Intercompany Note, and (iv) funding working capital advances to US Borrower’s Domestic Subsidiaries.

3.	AMORTIZING LOANS.
3.1    US Term Loan. Subject to the terms and conditions hereof, each Lender, severally and for itself alone, agrees to lend to US Borrower, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Percentage of the US Term Loan.
3.2    CA Term Loan. Subject to the terms and conditions hereof, each Lender, severally and for itself alone, agrees to lend to CA Borrower, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Percentage of the CA Term Loan.
3.3    Accrual of Interest and Maturity on Amortizing Loans; Evidence of Indebtedness.
(a)    (i) the US Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender such Lender’s Percentage of the then unpaid aggregate principal amount of US Term Loan outstanding on the US Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the US Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate, (ii) the CA Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender such Lender’s Percentage of the then unpaid aggregate principal amount of CA Term Loan outstanding on the CA Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the CA Term Loan shall, from the Effective Date (until paid), bear interest at its Applicable Interest Rate.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to the appropriate lending office of such Lender resulting from each Advance of the US Term Loan or the CA Term Loan, as applicable, made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.
(c)    The Agent shall maintain the Register pursuant to Section 12.8(g), and a subaccount therein for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of the US Term Loan and the CA Term Loan, the interest rates applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder in respect of the US Term Loan or the CA Term Loan, as applicable, and (iii) both the amount of any sum received by the Agent hereunder from Borrowers in respect of the US Term Loan or the CA Term Loan and each Lender’s share thereof.

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(d)    The entries made in the Register pursuant to paragraph (c) of this Section shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the US Term Loan or the CA Term Loan (and all other amounts owing with respect thereto) made to Borrowers by the Lenders in accordance with the terms of this Agreement.
(e)    Borrowers agree that, upon written request to the Agent by any Lender, Borrowers will execute and deliver to such Lender, at Borrowers' expense, a US Term Note or a CA Term Loan Note evidencing the US Term Loan or the CA Term Loan, as applicable, owing to such Lender.
3.4    Repayment of Principal.
(a)    The US Borrower shall repay the US Term Loan in quarterly principal installments to be paid on each Quarterly Payment Date commencing June 30, 2016 continuing thereafter until the US Term Loan Maturity Date (when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full), with such principal installments to be in the amount of:
(i)    from the Effective Date and including the March 31, 2018 Quarterly Payment Date, Three Hundred Eighteen Thousand Seven Hundred Fifty and 00/100 Dollars ($318,750.00)

(ii)    thereafter to and including the March 31, 2019 Quarterly Payment Date, Four Hundred Twenty Five Thousand and 00/100 Dollars ($425,000.00); and

(iii)    thereafter until the US Term Loan Maturity Date, Five Hundred Thirty One Thousand Two Hundred Fifty and 00/100 ($531,250.00).

(b)    The CA Borrower shall repay the CA Term Loan in quarterly principal installments to be paid on each Quarterly Payment Date commencing June 30, 2016, until the CA Term Loan Maturity Date (when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full) with such principal installments to be in the amount of:
(i)    from the Effective Date to and including the March 31, 2018 Quarterly Payment Date, Two Hundred Eighty One Thousand Two Hundred Fifty and 00/100 Dollars ($281,250.00)

(ii)    thereafter to and including March 31, 2019 Quarterly Payment Date, Three Hundred Seventy Five Thousand and 00/100 Dollars ($375,000.00); and

(iii)    thereafter until the CA Term Loan Maturity Date, Four Hundred Sixty Eight Thousand Seven Hundred Fifty and 00/100 ($468,750.00).

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(c)    Whenever any payment under this Section 3.4 shall become due on a day that is not the expiration of the Eurodollar-Interest Period applicable to the relevant Loan, the date for payment thereunder shall be extended or shortened to coincide with the expiration of such Eurodollar-Interest Period.
3.5    Eurodollar-Based Rate Renewals of Advances of Amortizing Loans. On the Effective Date, the Applicable Interest Rate for all Amortizing Loans shall be the Base Rate. Thereafter, the Borrowers may refund all or any portion of any Advance of either or both Amortizing Loans with a Eurodollar-Interest Period or convert each such Advance of such Amortizing Loan to an Advance with a different Eurodollar-Interest Period, but only after delivery to Agent of an Amortizing Loan Rate Request executed in connection with such Amortizing Loan by an Authorized Signer of the relevant Borrower and subject to the terms hereof and to the following:
(a)    each Amortizing Loan Rate Request shall set forth the information required on the Amortizing Loan Rate Request form with respect to the relevant Amortizing Loan, including without limitation:

(i)	whether the Amortizing Loan Advance being refunded or converted is relates to the US Term Loan or the CA Term Loan;

(ii)	whether the Advance is to be a refunding or conversion of an outstanding Advance;

(iii)	in the case of a refunding or conversion of an outstanding Advance of an Amortizing Loan, the proposed date of such refunding or conversion, which must be a Business Day; and

(iv)
whether such Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

(b)    each such Amortizing Loan Rate Request shall be delivered to Agent (i) by 1:00 p.m. (Eastern Standard time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Base Rate Advance;
(c)    the principal amount of such Advance of such Amortizing Loan plus the amount of any other Advance of such Amortizing Loan to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least $100,000.00 (or a larger multiple thereof), or the remaining principal balance outstanding under the applicable Amortizing Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least $500,000.00 or the remaining principal balance outstanding under the applicable Amortizing Loan, whichever is less, or in each case a larger integral multiple of $100,000.00;

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(d)    no Advance shall have a Eurodollar-Interest Period ending after the CA Term Loan Maturity Date or US Term Loan Maturity Date, as applicable, and, notwithstanding any provision hereof to the contrary, Borrowers shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of the Amortizing Loans such that Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 3.4 above;
(e)    at no time shall there be no more than three (3) Eurodollar-Interest Periods in effect for Advances of each Amortizing Loan; and
(f)    a Term Loan Rate Request, once delivered to Agent, shall not be revocable by a Borrower.
3.6    Base Rate Advance in Absence of Election or Upon Default. In the event a Borrower shall fail with respect to any Eurodollar-based Advance of an Amortizing Loan to timely exercise their option to refund or convert such Advance in accordance with Section 3.5 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify the relevant Borrower thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.
3.7    Interest Payments; Default Interest.
(a)    Interest on the unpaid principal of all Base Rate Advances of the Amortizing Loans from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears on each Quarterly Payment Date. Whenever any payment under this Section 3.7 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.
(b)    Interest on the unpaid principal of each Eurodollar-based Advance of the Amortizing Loans shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.
(c)    All interest accruing hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed except as specifically provided to the contrary herein.

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(d)    In the case of any Event of Default under Section 8.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Lenders, interest shall be payable on demand on the principal amount of all Amortizing Loans from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, three percent (3%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus three percent (3%).
3.8    Optional Prepayment of Term Loans.
(a)    Each partial prepayment of an Amortizing Loan shall be applied to the principal payments of such Amortizing Loan in the inverse order of their maturities.
(b)    All prepayments of Amortizing Loans shall be made to the Agent for distribution ratably to the applicable Lenders in accordance with their respective Percentages.
3.9.     Mandatory Prepayment of Term Loans.
(a)    Annually, within 30 days after delivery of the Parent's audited financial statements for each Fiscal Year, the US Borrower shall prepay the Amortizing Loans, or shall cause the CA Borrower to prepay the CA Term Loan, in an aggregate principal amount equal to 25% of Excess Cash Flow for such Fiscal Year. Such payments shall be due (i) in calendar year 2017 with respect to Excess Cash Flow determined for the 2016 Fiscal Year; and (ii) in each subsequent year if the Total Leverage Ratio determined as of the last day of the Fiscal Year then most recently ended is greater than 2.00:1.00.
(b)    Subject to clauses (d) and (e) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales which result in receipt of Net Cash Proceeds in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) which are not Reinvested as described in the following sentence, US Borrower shall prepay the Amortizing Loans, or shall cause the CA Borrower to prepay the CA Term Loan, in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds provided, however that Borrowers shall not be obligated to prepay the Amortizing Loans with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, Borrowers provide to Agent a certificate executed by a Responsible Officer of the Borrowers (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrower shall promptly pay such proceeds to Agent, to be applied to repay the Amortizing Loans in accordance with clauses (d) and (e) hereof.

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(c)    Subject to clauses (d) and (e) hereof, immediately upon receipt by any Credit Party of any insurance proceeds or condemnation proceeds, US Borrower shall be obligated to prepay the Amortizing Loans, or shall cause the CA Borrower to prepay the CA Term Loan, in an aggregate by an amount equal to one hundred percent (100%) of such insurance proceeds or condemnation proceeds, as the case may be; provided, however, that any insurance proceeds or condemnation proceeds, as the case may be, may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such insurance proceeds or condemnation proceeds, as the case may be, Borrowers provide to Agent a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such insurance proceeds or condemnation proceeds have been received, and (z) a description of the planned Reinvestment thereof, (ii) the Reinvestment of such proceeds is completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrower shall promptly pay such proceeds to Agent, to be applied to repay the Amortizing Loans in accordance with clauses (d) and (e) hereof.
(d)    Each mandatory prepayment under this Section 3.9 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto. Mandatory prepayments required under this Section shall be applied first to the US Term Loan (and to installments thereon on the inverse order of maturity), until the US Term Loan is paid in full, and thereafter to CA Term Loan and/or any Incremental Term Loan, in such order as Agent shall elect.
(e)     To the extent that, on the date any mandatory prepayment of any Amortizing Loan under this Section 3.9 is due, the Indebtedness under any Amortizing Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of each Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of such Amortizing Loan(s) on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the such Amortizing Loan(s), thereby avoiding breakage costs under Section 10.1.
3.10    Incremental Term Loans.

(a)    Following the Effective Date, the US Borrower may from time to time through the Final Maturity Date, propose that Incremental Term Loans be made in accordance with this Section 3.10; provided that, (x) no Default or Event of Default has occurred and is continuing (or shall occur as a result of the requested Incremental Term Loan, (y) Borrowers shall be in pro forma compliance with all covenants set forth in this Agreement (both before and after giving effect to such Incremental

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Term Loan) and (z) the US Borrower shall have provided to Agent satisfactory evidence that, both immediately before and after giving pro forma effect to the proposed Incremental Term Loan (any transactions to be consummated utilizing proceeds of the such Incremental Term Loan), the Total Leverage Ratio shall not exceed 2.75:1.00 and the Debt Service Coverage Ratio shall not be less than 1.30:1.00.

(b)    The aggregate principal amount of any Incremental Term Loans made pursuant to this Section shall not exceed (together with any increases made to the Revolving Credit Aggregate Commitment pursuant to Section 2.10 of this Agreement) Ten Million and 00/100 Dollars ($10,000,000) and each Incremental Term Loan must be at least Five Million Dollars ($5,000,000.00) and in integral multiples of One Million Dollars ($1,000,000.00) in excess thereof. Additionally, the final maturity date of any Incremental Term Loans shall not be earlier than the Final Maturity Date, and the rate of amortization on the Incremental Term Loan shall not be shorter than the rate of amortization applicable to the other Amortizing Loans. The US Borrower shall provide at least thirty (30) days' written notice to the Agent (which shall promptly provide a copy of such notice to the Lenders) of any requested Incremental Term Loan. Subject to the last sentence in clause (d) below, each such notice delivered by the US Borrower shall be irrevocable and shall be binding on the US Borrower.

(c)    The Agent shall deliver a copy of each notice of a requested Incremental Term Loan to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by the Agent in its reasonable discretion with the approval of US Borrower or as may be specified by the US Borrower. No Lender shall have any obligation to fund any Incremental Term Loan, and any decision by a Lender to fund any Incremental Term Loan shall be made in its sole discretion independently from any other Lender.

(d)    If the Agent receives commitments from Lenders and/or from any other Person that (i) qualifies as an Eligible Assignee and is acceptable to Borrower and Agent in their reasonable discretion, and (ii) has agreed to be an Increase Additional Lender in respect of all or a portion of the Incremental Term Loan, in excess of the requested Incremental Term Loan, the Agent shall have the right, in its sole discretion, but with the consent of the US Borrower, to reduce and reallocate the shares of the Incremental Term Loan of the Lenders or Increase Additional Lenders willing to fund such Incremental Term Loan so that the total equals the requested Incremental Term Loan. If the Agent does not receive commitments from Lenders (or Increase Additional Lenders) in an amount sufficient to fund the requested Incremental Term Loan, the Agent shall so notify the US Borrower and the request for an Incremental Term Loan Facility shall be deemed automatically rescinded.

(e)    An agreement to fund Incremental Term Loans pursuant to this Section shall become effective upon the receipt by Agent of an agreement in form and substance reasonably satisfactory to the Agent and Borrower signed by US Borrower, by each Increase Additional Lender and by each existing Lender agreeing to fund Incremental Term Loans, setting forth the new Incremental Term Loans of such Lenders and setting forth the agreement of each Increase Additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together Notes executed by US Borrower with respect to such Incremental Term Loan and

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officer's certificates and ratification agreements executed by each of the Credit Parties and such evidence of appropriate corporate authorization on the part of each of the Credit Parties with respect to the requested Incremental Term Loan, amendments to any other Loan Documents reasonably requested by the Agent in relation to the requested Incremental Term Loan (which amendments to the Loan Documents (other than this Agreement) the Agent is hereby authorized to execute on behalf of the Lenders), updates of lien searches from applicable jurisdictions, and such opinions of counsel for the Credit Parties with respect to the requested Incremental Term Loan and other assurances as the Agent may reasonably request.

3.11.    Use of Proceeds. Proceeds of the CA Term Loan shall be used by the CA Borrower to pay (in part) purchase price and costs and expenses associated with the CA Acquisition. Proceeds of the US Term Loan shall be used by the US Borrower (i) to repay, by replacement and renewed evidence, “Term Loans” outstanding under the Prior Agreement, (ii) to pay purchase price and costs associated with the US Acquisition, and (iii) and to fund (in part) contributions to equity of the CA Borrower to be utilized by the CA Borrower to pay (in part) purchase price, costs and expenses in connection with the CA Acquisition.

4.	CONDITIONS.
The obligations of the Lenders to make Advances or Loans pursuant to this Agreement are subject to the following conditions:
4.1    Conditions of Initial Advances. The obligations of the Lenders to make initial Advances pursuant to this Agreement, on the Effective Date, are subject to the following conditions:
(a)    Notes, this Agreement and the other Loan Documents. Borrowers shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Revolving Credit Notes, the US Term Notes, the CA Term Notes and/or Swing Line Note, as applicable; Borrowers shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.
(b)    Corporate Authority. Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:
(i)    corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrowers, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder;

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(ii)    the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrowers, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit;
(iii)    a certificate of good standing or continued existence (or the equivalent thereof) from the state or province of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business; and
(iv)    copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.
(c)    Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to Agent and fully executed by each party thereto:
(i)    The following Collateral Documents, each in form and substance acceptable to Agent and fully executed by each party thereto and dated as of the Effective Date:
(A)    the Security Agreement, executed and delivered by the Credit Parties;
(B)    Stock pledge agreements with respect to: (i) sixty five percent (65%) Equity Interests in CA Borrower and Unique Mexico, (ii) one hundred percent (100%) of the Equity Interests of each Subsidiary of US Borrower, and (iii) all of the Equity Interests in US Borrower owned by Parent together (in each case) with original certificates evidencing such Equity Interests;
(C)    the Guaranty, executed and delivered by the Guarantors; and
(D)    Mortgages for each of the real properties owned by the Credit Parties.
(ii)    For each real property location (including each warehouse or other storage location) leased by any Credit Party as a lessee, (i) a true, complete and accurate copy of the fully executed applicable lease bailment or warehouse agreement, as the case may be; and (ii) a Collateral Access Agreement with respect to each location.
(iii)    Certified copies of UCC and PPSA searches for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements which name any Credit Party as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) or PPSA Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Permitted Liens).
(iv)    Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been

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filed, registered or recorded, or shall have been delivered to Agent in proper form for filing, registration or recordation.
(d)    Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 6.5 hereof and that such insurance policies are in full force and effect.
(e)    Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.
(f)    Opinions of Counsel. The Credit Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of United States and Canadian counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.
(g)    Payment of Fees. Borrowers shall have paid to Agent any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent and fees payable on the Effective Date pursuant to the Agent’s Fee Letter).
(h)    Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by Agent to Borrowers) from Borrowers and each Guarantor.
(i)    Purchase Acquisition. Agent and Lenders shall have received, in form and substance satisfactory to Agent, the Purchase Agreement and such evidence as they shall require that, upon the initial Advances under this Agreement, the CA Acquisition and the US Acquisition will be consummated and completed in accordance with the Purchase Agreement.
4.2    Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance), and the obligation of Issuing Lender to issue Letters of Credit under this Agreement shall be subject to the continuing conditions that:
(a)    No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and
(b)    Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the

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Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

5.	REPRESENTATIONS AND WARRANTIES.
Borrowers represent and warrant to the Agent and the Lenders as follows:
5.1    Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.
5.2    Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by Borrowers are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.
5.3    Good Title; Leases; Assets; No Liens. (a)    Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to Permitted Liens, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;
(b)    Schedule 5.3 hereof identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;
(c)    The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;
(d)    Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and
(e)    There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Permitted Liens.

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5.4    Taxes. Each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States and Canadian federal, state, provincial, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.
5.5    No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.
5.6    Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
5.7    Compliance with Laws. (a)    Each Credit Party has complied with all applicable federal, state, provincial and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).
5.8    Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.
5.9    Litigation. Except as set forth on Schedule 5.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of Borrowers, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim

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or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.
5.10    Consents, Approvals and Filings, Etc. No material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.
5.11    Agreements Affecting Financial Condition. No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.
5.12    No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.
5.13    ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 5.13 hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available

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and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).
5.14    Canadian Pension Plan. As of the Closing Date: (a) neither the CA Borrower nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan, (b) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable Law and no event has occurred which could cause the loss of such registered status, (c) all obligations of the Credit Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (d) all contributions or premiums required to be made or paid by the Credit Parties and their Subsidiaries to the Canadian Pension Plans, Canadian Benefit Plans and Canadian Union Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws. The sole obligation of any Credit Party under a Canadian Union Plan is to make monetary contributions to the Canadian Union Plan in the amounts and in the manner set forth in the applicable Canadian Union Plan, collective agreement or participation agreement, and all such contributions have been made. No Credit Party has a material liability with respect to any post-retirement benefit under a Canadian Benefit Plan. As of the date hereof, no Canadian Pension Event has occurred. There are no outstanding disputes concerning the Canadian Pension Plans or Canadian Benefit Plans or the assets thereof which could reasonably be expected to have a Material Adverse Effect.
5.15    Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.
5.16    Environmental and Safety Matters. Except as set forth in Schedule 5.16:
(a)    all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws in all material respects;
(b)    to the best knowledge of Borrowers, there have been no unresolved and outstanding past, and there are no pending or threatened:

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(i)    claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or
(ii)    written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and
(c)    to the best knowledge of Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to any material liability under any Hazardous Material Law or create a material adverse effect on the value of the property effected thereby.
5.17    Subsidiaries. Except as disclosed on Schedule 5.17 hereto, as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.
5.18    Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 5.18 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.
5.19    Capital Structure. Schedule 5.19 attached hereto, sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Agent) and such Equity Interests were issued in compliance with all applicable state, provincial, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 5.19, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.
5.20    Accuracy of Information.
(a)    The audited financial statements of US Borrower for the Fiscal Year ended December 31, 2015, furnished to Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the US Borrower and its Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP.
(b)    From the dates of those financial statements, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of the Credit Parties, taken as a whole.

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(c)    To the best knowledge of the Borrowers, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.21    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.
5.22    Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrowers, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 5.22 are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.
5.23    No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.
5.24    Corporate Documents and Corporate Existence. As to each Credit Party, (a) it is an organization as described on Schedule 5.24 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents and all amendments thereto, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 5.24 hereto.
5.25    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a "Sanctioned Country"

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or in the possession, custody or control of a "Sanctioned Person" in violation of (and as defined in) any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any "Sanctioned Country" or "Sanctioned Person" in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. Each of the Loan Parties is in compliance with Canadian Anti-Money Laundering & Anti-Terrorism Legislation.
5.26    Post-Closing Deliveries. Notwithstanding anything to the contrary in Section 4.1 hereof, with respect to those leased locations of Borrowers and the other Credit Parties for which Collateral Access Agreements have not been executed and delivered as of the Effective Date: (i) Borrowers shall cause such Collateral Access Agreements to be executed and delivered to Agent on or before 45 days after the Effective Date (or such subsequent date to which Agent may, in its discretion, extend the date for delivery thereof with respect to any particular leased location(s)) and (ii) during such period for delivery of such Collateral Access Agreements, so long as no Default or Event of Default is existing, Inventory located at such leased location(s) shall not be excluded from the Eligible Inventory by application of the requirement for Collateral Access Agreements set forth in clause (b) of the definition of Eligible Inventory.

6.	AFFIRMATIVE COVENANTS.
Borrowers covenant and agree, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Agent (or cause to be furnished to Agent), in form and detail satisfactory to Agent, with sufficient copies for each Lender, the following documents:
(a)    as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) a copy of the audited Consolidated and unaudited Consolidating financial statements of the Parent and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of the Parent and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent, with respect to each subsequent Fiscal Year and, together therewith, a certification by a Responsible Officer of US Borrower, certifying that there are no material differences between the balance sheets, statements of income and cash flows of US Borrower and Parent as of the date of such financial statements, and (ii) and a Covenant Compliance Report containing the calculations demonstrating compliance or noncompliance with the financial covenants contained in Section 7.1 hereof, and certifying that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto;

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(b)    as soon as available, but in any event within thirty (30) days after the end of each calendar month, US Borrower prepared unaudited Consolidated and Consolidating balance sheets of the US Borrower and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the US Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the US Borrower as being fairly stated in all material respects; and
(c)    within forty five (45) days after the end of the first, second and third quarter of each Fiscal Year, (i) a Consolidated balance sheet of Parent as of the end of each such quarter and a Consolidated statement of income of Parent (including a statement of revenues and expenses for each business segment and corporate charges) and cash flows for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, certified to be accurate and complete by a Responsible Officer of Parent having responsibility for financial matters of Parent, subject to audit, footnotes and normal year-end adjustments and, together therewith, a certification by a Responsible Officer of US Borrower, certifying that there are no material differences between the balance sheets, statements of income and cash flows of US Borrower and Parent as of the date of such financial statements, and (ii) a Covenant Compliance Report containing the calculations demonstrating compliance or noncompliance with the financial covenants contained in Section 7.1 hereof, and certifying that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action Borrowers propose to take with respect thereto.
All such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.
6.2    Certificates; Other Information. Furnish to the Agent (or cause to be furnished to Agent), in form and detail acceptable to Agent, with sufficient copies for each Lender, the following documents:
(a)    Within thirty (30) days after and as of the most recent month-end (or more frequently as reasonably requested by the Agent or the Lenders) Borrowing Base Certificate executed by a Responsible Officer of the US Borrower, together with supporting accounts receivable and payable agings, perpetual inventory report, all in form and detail satisfactory to Agent;
(b)    within thirty (30) days after the end of each Fiscal Year, a projected operating budget for US Borrower and its Subsidiaries for the following Fiscal Year, which includes projected Revolving Credit availability, cash flow, profit and loss, and balance sheet forecasts by month for the twelve (12) month period comprising such fiscal year, in form and content satisfactory to Agent in its sole discretion;

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(c)    Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;
(d)    Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as Agent may reasonably specify; and
(e)    Other Parent Information. Promptly upon Parent's filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the Security Exchange Commission or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and, with reasonable promptness, such other information (financial or otherwise) with respect to Parent as the Agent on its own behalf or on behalf of any Lender (acting through the Agent) may reasonably request in writing from time to time.

(f)    Such additional financial and/or other information as Agent or any Lender may from time to time reasonably request, promptly following such request.
6.3    Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
6.4    Conduct of Business and Maintenance of Existence; Compliance with Laws.
(a)    Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;
(b)    Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations;
(c)    Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except

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where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(d)    Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(e)    (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.
6.5    Maintenance of Property; Insurance. (a)    Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as Agent may reasonably request; and (e) if requested by Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent, such certificates being in form and substance reasonably acceptable to Agent. At the option of Agent, all proceeds received from any loss or damage to Collateral shall be applied either to the repair or replacement of the Collateral as a repayment on Indebtedness.
6.6    Inspection of Property; Books and Records, Discussions. Permit Agent, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrowers (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, Borrowers shall not be required to reimburse Agent

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for such audits or appraisals more frequently than once each Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, Borrowers authorize, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.
6.7    Notices. Promptly give written notice to the Agent of:
(a)    the occurrence of any Default or Event of Default of which any Credit Party has knowledge;
(b)    any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 6.1(a) hereof;
(c)    the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;
(d)    promptly after becoming aware thereof, the taking by the Internal Revenue Service, Revenue Canada or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service, Canada Revenue Agency or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;
(e)    (i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Agent may consent); and
(f)    any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrowers setting forth details of the occurrence referred to therein and, in the case of notices

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referred to in clauses (a), (b), (c) and (d) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.
6.8    Hazardous Material Laws. Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;
(b)    (i) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure (and with respect to any proceedings, have dismissed with prejudice) to the reasonable satisfaction of Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;
(c)    To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;
(d)    Provide such information and certifications which Agent or any Lender may reasonably request from time to time to evidence compliance with this Section.
6.9    Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the documents and agreements related to the Subordinated Debt, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.
6.10    Compliance with ERISA; ERISA Notices.
(a)    Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)    Promptly notify the Agent of each Canadian Pension Plan, Canadian Benefit Plan and Canadian Union Plan hereafter adopted or contributed to by any Canadian Credit Party. For each existing, or hereafter adopted, Canadian Benefit Plan, Canadian Pension Plan and Canadian

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Union Plan each Canadian Credit Party shall in a timely fashion comply with and perform in all material respects its obligations under and in respect of such Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan in accordance with applicable Law and plan terms. All employer contributions or premiums required to be remitted, paid to or in respect of, including employee withheld amounts, each Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan shall be paid or remitted by each Canadian Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable Laws. The Loan Parties shall deliver to Agent (i) if requested by Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan required to be and as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Credit Party may receive from any Governmental Body with respect to any Canadian Pension Plan or Canadian Union Plan.
6.11 Bank Accounts. Borrowers shall, and shall cause each of their Subsidiaries to maintain,all of their respective principal deposit accounts, including all operating accounts, with Agent. Notwithstanding the foregoing, Borrowers and/or their Subsidiaries may establish and maintain outside of Agent (a) payroll and petty cash accounts with (i) aggregate balances not in excess of Five Thousand and 00/100 Dollars ($5,000.00) at any one time for each production facility, and (ii) an aggregate balance not in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) for Unique Mexico; (b) Unique Mexico's peso-denominated account with a balance not to exceed an Equivalent Amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) and (c) CA Borrower's operating accounts (i) which are subject to deposit account control agreements in form and content satisfactory to Agent, and (ii) to the extent not subject to such deposit account control agreements, which have collective balances not in excess of an Equivalent Amount of Five Hundred Thousand Dollars ($500,000.00). At the option of the Agent, all loan payments and fees will automatically be debited from the Borrowers’ primary operating accounts and all Revolving Credit Advances and Swing Line Advances will automatically be credited to the US Borrower's primary operating account.

6.12    Use of Proceeds
. Borrowers shall not use any portion of the proceeds of any Advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.
6.13    Further Assurances and Information.
(a)    Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to Permitted Liens, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to Agent, and prepared at the expense of the Borrowers.

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(b)    Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the expense of the Borrowers, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.
(c)    Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.
6.14    Additional Subsidiaries. In the event of the formation or acquisition of any new Subsidiaries by a Borrower or any of its Subsidiaries, such Borrower shall cause to be granted to Agent for the benefit of the Lenders, as additional security for the Indebtedness, an unlimited and secured guaranty from each Domestic Subsidiary, and first priority liens on and security interests in: (i) with respect to each Domestic Subsidiary, all tangible and intangible assets of such Domestic Subsidiaries, including but not limited to accounts receivable, inventory, machinery and equipment and general intangibles; (ii) 100% of the stock of each such Domestic Subsidiary; and (iii) 65% of the stock of each Foreign Subsidiary; all pursuant to Loan Documents in form and content satisfactory to Agent.
6.15    Hedging Agreements. Not later than sixty (60) days after the Effective Date, Borrowers shall have entered into Hedging Agreements with one or more of the Lenders, on terms satisfactory to Agent, synthetically fixing the interest rate on not less than fifty percent (50%) of the principal amount of the Amortizing Loans for a period of not less than three (3) years).

7.	NEGATIVE COVENANTS.
Borrowers covenant and agree that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:
7.1 Financial Covenants. Permit:
(a)the Total Leverage Ratio to exceed 3.00:1.00; and
(b)the Debt Service Coverage Ratio to be less than 1.20:1.00.
7.2    Limitations on Indebtedness. Incur any Debt or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to Indebtedness to the Agent and the Lenders, except (i) indebtedness or liabilities other than for money borrowed, that are unsecured and incurred or arise in the ordinary course of business, (ii) purchase money indebtedness and capital lease obligations incurred in connection with purchase and lease of fixed assets not to exceed, in aggregate amount at any time outstanding, Five Hundred Thousand and 00/100 Dollars ($500,000.00.00), (iii) Hedging Obligations existing or arising under Hedging Agreement relating to the Indebtedness; (iv) Management Fees accrued as permitted pursuant to this Agreement; (v) endorsements of negotiable instruments in the ordinary course of business; (vi) indebtedness consisting of the financing of insurance premiums (by grant to the insurer of right of offset against payment of benefits under the relevant policies) with respect to $2,000,000 term life insurance

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policy on the lives of John Weinhardt and Thomas Tekiele; and (vii) indebtedness owing to Chardan under the Chardan Note; (vii) the obligation of US Borrower under a guarantee (if any) of the obligations of Unique Mexico under a Lease Agreement with Unique Mexico as "tenant" with respect to a Quererto, Mexico leasehold, provided that the rental payments under such lease do not exceed $20,000 monthly and the term of such lease does not exceed 5 years from the date of execution; and (ix) indebtedness of the CA Borrower evidenced by the CA Intercompany Note and (x) other indebtedness in aggregate principal amount at any time outstanding not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00).
7.3    Liens. Grant or allow to exist Liens or encumbrances on their respective assets, other than Permitted Liens.
7.4    Loans or Advances. Make any loans or advances to any individual, partnership, corporation, limited liability company, trust, or other organization or person, including without limitation its officers and employees other than: (a) advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses do not exceed Fifty Thousand and 00/100 Dollars ($50,000.00) at any time outstanding; (b) trade credit extended in the ordinary course of business in accordance with customary trade practices; (c) working capital advances made from time to time by the US Borrower to Domestic Subsidiaries; and (d) working capital advances made by the US Borrower to the CA Borrower evidenced by the CA Intercompany Note as permitted under clause (6) of Section 7.6.
7.5    Dividends and Distributions. Make any Distribution other than Distributions to the US Borrower by its Subsidiaries on account of any class of capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock unless, after giving effect to the Distribution, (i) the Post-Distribution DSCR shall be greater than 1.10:1.00; and (ii) Borrowers remain in compliance with the financial covenants set forth in Section 7.1 hereof, after giving pro forma effect to the payment of such dividend or distribution.
7.6    Investments. Make Investments in, or advances to, any individual, partnership, corporation, limited liability company, trust or other organization or person or purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets or purchase all or substantially all the assets of any entity, other than (a) Existing Investments, (b) working capital advances by US Borrower to CA Borrower evidenced by the CA Intercompany Note, not to exceed Six Million and 00/100 Dollars ($6,000.000.00) in aggregate principal amount outstanding; and (c) Permitted Acquisitions.
7.7    Merger. Merge or consolidate or be merged or consolidated with or into any other entity.
7.8    Sale of Assets. Sell, lease or otherwise dispose of any of its assets, except (a) Inventory in the ordinary and usual course of business, (b) machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the relevant Borrower's or Subsidiary’s business, or (iii) Asset Sales involving sales or other disposals not in excess of, during any Fiscal Year, twenty five percent (25%) of Consolidated total assets of US Borrower and its Subsidiaries, determined as of the last day of the preceding Fiscal Year.

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7.9    Other Business. Engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.
7.10     Sale/Leasebacks. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be.
7.11 Anti-Money Laundering/International Trade Law Compliance No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations will not be derived from any unlawful activity. Each Covered Entity shall comply with all Anti-Terrorism Laws.
7.12    Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than the Sunday falling nearest to the last day of the calendar year.

8.	DEFAULTS.
8.1    Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:
(a)    non-payment when due of the principal or interest on the Indebtedness under the Revolving Credit, Swing Line, US Term Loan or CA Term Loan or any Incremental Term Loan;
(b)    non-payment of any other amounts due and owing by Borrowers under this Agreement or by any Credit Party with respect to any Hedging Obligation under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;
(c)    default in the observance or performance of any of the conditions, covenants or agreements of Borrowers set forth in Sections 6.1, 6.2, 6.4(a), 6.5, 6.7(a), 6.11, or Article 7 in its entirety, provided that an Event of Default arising from a breach of Sections 6.1 or 6.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 6.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 6.7(a), and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;
(d)    default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents and continuance thereof for a period of thirty (30) consecutive days;

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(e)    any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;
(f)    (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of One Hundred Thousand Dollars ($100,000.00) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Hundred Thousand Dollars ($100,000.00) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;
(g)    the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000.00) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;
(h)    the occurrence of (i) a “reportable event," as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect or (v) a Canadian Pension Event occurs;
(i)    any Credit Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within forty-five (45) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors

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or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within forty-five (45) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within forty-five (45) days;
(j)    a Change of Control;
(k)    any levy, seizure, attachment, execution, or Lien foreclosure or similar process shall be issued or levied on any of the property of a Borrower or any Subsidiary;
(l)    the termination, cancellation, or disclaimer of liability or enforceability of any Guaranty or subordination agreement given in connection with any of the Indebtedness;
(m)    any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto, or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.
8.2    Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 8.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrowers or any Credit Party that interest shall be payable on demand on all Indebtedness owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus three percent (3%); and (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject

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to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.
8.3    Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.
8.4    Waiver by Borrowers of Certain Laws. To the extent permitted by applicable law, each Borrowers hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.
8.5    Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 11.9 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrowers expressly agrees that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.
8.6    Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrowers but subject to the provisions of Section 9.3 hereof (any requirement for such notice being expressly waived by Borrowers), setoff and apply against any and all of the obligations of Borrowers now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrowers and any property of Borrowers from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and Borrowers of the occurrence thereof. Borrowers hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrowers under this Agreement. The rights of each Lender under this Section 8.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

9.	PAYMENTS, RECOVERIES AND COLLECTIONS.

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9.1    Payment Procedure. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Eastern Standard time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at 37777 Franklin Road, Southfield, Michigan, for the ratable benefit of the Lenders. Any payment received by the Agent after 1:00 p.m. (Eastern Standard time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.
(b)    Unless the Agent shall have been notified in writing by a Borrower at least two (2) Business Days prior to the date on which any payment to be made by such Borrower is due that such Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that such Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.
(c)    Subject to the definition of “Eurodollar-Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.
(d)    All payments to be made by Borrowers under this Agreement or any of the Notes shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 12.8) with Section 12.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any Excluded Taxes), unless Borrowers is compelled by law to make payment subject to such tax. In such event, the relevant Borrower shall:
(i)    pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders receive a net amount equal to the full amount which would have been receivable had payment not been made subject to any Indemnified Tax; and

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(ii)    remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders, as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by Borrowers of any such taxes payable by Borrowers.
(iii)    If a Lender or the Agency determines, in its sole discretion, that it has received a refund of any Indemnified Taxes with respect to which a Borrower has paid additional amounts pursuant to this Section 9.1(d) or that, because of payment of such Indemnified Taxes or additional amounts, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the applicable Borrower , an amount equal to such refund or reduction (but only to the extent of the additional amounts paid by such Borrower under this Section with respect to the Indemnified Taxes or additional amounts giving rise to such refund or reduction), net of all out-of-pocket expenses of such Lender or Agency and without interest (other than any net after-tax interest paid by the relevant Governmental Authority with respect to such refund). Each Borrower, upon the request of a Lender or the Agency, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to any Lenders or the Agent if such Lenders or the Agency is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Lenders or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person or to arrange its affairs in any particular manner; and

(iv)    If a Lender or the Agent is entitled to an exemption from or reduction of an Indemnification Tax with respect to payments made hereunder, such Lender or the Agent shall deliver, to the extent it is not legally prohibited from doing so to the Borrowers, at the time or times reasonably requested by the Borrowers in writing, such properly completed and executed documentation that is prescribed by applicable law (or the administration thereof) and reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lenders and the Agent, if reasonably requested by the Borrowers in writing, shall deliver, to the extent it is not legally prohibited from doing so, such other documentation prescribed by applicable law (or the administration thereof) or reasonably requested by the Borrowers to determine whether or not such Lender or the Agent is subject to withholding or information reporting requirements.

As used herein, the terms “tax,” “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 9.1) thereon.
9.2    Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 8.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and

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expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to the accrued unpaid interest on Indebtedness under the Loans, on a pro rata basis, next to the principal balance of outstanding Indebtedness and to any obligations owing by any Credit Party under any Hedging Agreements with the Lenders on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.
9.3    Prorata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Loans by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
9.4    Treatment of a Defaulting Lender.
(a)    The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to Borrowers or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.
(b)    If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to participate in the administration of the loans, this Agreement and the other Loan Documents, including without limitation any right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be suspended for the entire period that such Lender remains a Defaulting Lender and the stated commitment amounts and outstanding Advances of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lender (or any class thereof), as the case may be, have taken or may take any action hereunder (including, without limitation, any action to approve any consent, waiver or amendment to this Agreement or the other Loan Documents); provided, however, that the foregoing shall not permit (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness outstanding to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the loans or other extensions of credit or other obligations of Borrowers owing to such Defaulting Lender, in each case without such Defaulting Lender’s consent, (iv) any other modification which under Section 12.10 requires the consent of all Lenders or the Lender(s) affected thereby which affects the Defaulting Lender differently than the Non-Defaulting Lenders affected by such modification.
(c)    To the extent and for so long as a Lender remains a Defaulting Lender, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall

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be delinquent or otherwise in default to Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrowers amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by Borrowers of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section. Furthermore, the rights and remedies of Borrowers, the Agent, and the Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrowers waive no rights or remedies against any Defaulting Lender.

10.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.
10.1    Reimbursement of Prepayment Costs. If (i) Borrowers make any payment of principal with respect to any Eurodollar-based Advance that is subject to a Eurodollar-Interest Period on any day other than the last day of the Eurodollar-Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrowers convert or refund (or attempt to convert or refund) any such Advance on any day other than the last day of the Eurodollar-Interest Period applicable thereto; (iii) Borrowers fail to borrow, refund or convert any Eurodollar-based Advance after notice has been given by Borrowers to Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrowers fail to make any payment of principal in respect of a Eurodollar-based Advance when due, the Borrowers shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by Borrowers to Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Eurodollar-Interest Period, at the applicable rate of interest for said Eurodollar-based Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Eurodollar-Interest Period; provided, however, that any Lender may fund any Eurodollar-based

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Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrowers, Agent and Lenders shall deliver to Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.
10.2    Eurodollar Lending Office. For any Eurodollar-based Advance, if Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.
10.3    Circumstances Affecting LIBOR Rate Availability. If Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Dollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate then Agent shall forthwith give notice thereof to Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate or Daily LIBOR Rate, and the right of Borrowers to convert an Advance to or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the LIBOR Rate or Daily LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).
10.4    Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to Borrowers and to Agent. Thereafter, (a)  the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate or Daily LIBOR Rate and the right of Borrowers to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate or Daily LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate. For purposes of this Section, a Change in Law shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

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10.5    Increased Cost of Advances Carried at the LIBOR Rate. If, any Change in Law:
(a)    shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on an Excluded Tax of any of the Lenders or any of their respective Eurodollar Lending Offices); or
(b)    shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;
and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrowers of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, Borrowers agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Agent will promptly notify Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause Borrowers to incur additional liability under Section 10.1 hereof, provided that Agent shall incur no liability whatsoever to the Lenders or Borrowers in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.
10.6    Capital Adequacy and Other Increased Costs. If, any Change in Law, including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by, or the liquidity requirements of, any Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or Agent to be

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material (collectively, “Increased Costs”), then Agent or such Lender shall notify Borrowers, and thereafter Borrowers shall pay to such Lender or Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any such reduction of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.
(b)    Notwithstanding the foregoing, however, Borrowers shall not be required to pay any increased costs under Sections 10.5 and 10.6 for any period ending prior to the date that is 180 days prior to the making of a Lender’s initial request for such additional amounts unless the applicable Change in Law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Lender becomes aware of the applicable Change in Law or other event resulting in such increased costs.
10.7    Right of Lenders to Fund through Branches and Affiliates. Each Lender may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any increased costs to Borrowers under Section 9.1, 10.5 or otherwise.

11.	AGENT.
11.1    Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.
11.2    Deposit Account with Agent or any Lender. Borrowers authorizes Agent and each Lender, in Agent’s or such Lender’s sole discretion, upon notice to the Borrowers to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

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11.3    Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
11.4    Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrowers and each of the Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrowers (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrowers, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrowers, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall

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duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
11.5    Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrowers and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.
11.6    Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.
11.7    Indemnification of Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrowers, but without limiting any obligation of Borrowers to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its

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Affiliates are not reimbursed for such expenses by Borrowers, but without limiting the obligation of Borrowers to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Borrowers for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.
11.8    Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or Borrowers specifying such Default or Event of Default and stating that such notice is a “notice of default." Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers hereunder.
11.9    Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.
11.10    Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to

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personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.
11.11    Collateral Matters.
(a)    The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.
(b)    The Lenders irrevocably authorize the Agent, in its reasonable discretion, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 12.10; (2) to subordinate the Lien granted to or held by Agent on any Collateral to any other holder of a Permitted Lien; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than Borrowers or a Subsidiary of Borrowers as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section.
11.12    Agents in their Individual Capacities. Agent and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.
11.13    Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, Borrowers shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable fee letter on the terms set forth therein. The agency fees referred to in this Section shall not be refundable under any circumstances.

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11.14    Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
11.15    No Reliance on Agent’s Customer Identification Program.
(a)    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may relay on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrowers or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.
(b)    Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

12.	MISCELLANEOUS.
12.1    Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.
12.2    Consent to Jurisdiction. The Borrowers, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrowers, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United

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States Federal Court or Michigan state court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 12.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrowers irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.
12.3    Law of Michigan. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.4    Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Credit Party to make any payment of interest or other amount payable to the Agent or the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent or the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Agent or the Lenders, if applicable, of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Agent or the Lenders, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Agent or the Lenders which would constitute ''interest'' for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Agent or the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Credit Parties shall be entitled, by notice in writing to the Agent, to obtain reimbursement from the Agent or the Lenders, as applicable, in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. For the purpose of determining compliance with the Criminal Code (Canada), any amount or rate of interest referred shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable credit remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of ''interest'' (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the applicable maturity date, and, in the event of a dispute, a

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certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.
For the purposes of disclosure under the Interest Act (Canada), if and to the extent applicable, whenever interest is to be paid hereunder and such interest is to be calculated on the basis of a period of less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such period.

12.5    Closing Costs and Other Costs; Indemnification.
(a)    Borrowers shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable attorney fees of outside counsel and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the Loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the Loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Borrowers, and (b) Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against Borrowers or any other Credit Party, or otherwise incurred by Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the Loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Lender which would not have been asserted were it not for Agent’s or such Affiliate’s or Lender’s relationship with Borrowers hereunder or otherwise, shall also be paid by Borrowers. All of said amounts required to be paid by Borrowers hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Base Rate, plus three percent (3%).
(b)    Borrowers agrees to indemnify and hold Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable attorneys’ fees of outside counsel and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding

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concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section, provided that, the Borrowers shall be obligated to reimburse Agent and the Lenders for only a single financial consultant selected by Agent in consultation with the Lenders.
12.6    Notices.
(a)    Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 12.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrowers shall be deemed to be a notice to all of the Credit Parties.
(b)    Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.
12.7    Further Action. Borrowers, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may

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reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.
12.8    Successors and Assigns; Participations; Assignments.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns.
(b)    The foregoing shall not authorize any assignment by Borrowers of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.
(c)    No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).
(d)    Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:
(i)    Provided no Event of Default has occurred or is continuing, such Lender shall have received the prior written consent of the Borrowers;
(ii)    each such assignment shall be made on a pro rata basis with respect to each of the Loans, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit and the Amortizing Loans; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit and the Amortizing Loans be less than $5,000,000; and
(iii)    the parties to any assignment shall execute and deliver to Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit A (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.
Until the Assignment Agreement becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this Section, the Borrowers and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement

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and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.
Upon request, Borrowers shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrowers acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.
(e)    The Borrowers and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to Borrowers or any of Borrowers' Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:
(i)    such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;
(ii)    a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and
(iii)    such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 12.10(a), clauses (i) through (v) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Section 9.1(d) or Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount

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pursuant to such the provisions of Section 9.1(d) or Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
(g)    The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. In connection with any assignment hereunder, Agent shall be authorized (notwithstanding anything to the contrary herein) to amend Annex I hereto (without any further consent by Borrowers or any Lender) to reflect the Percentages and allocations of the Lenders after giving effect to such assignment. The Register shall be available for inspection by the Borrowers or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in such entry.
(h)    Borrowers authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 12.11 hereof or shall otherwise agree to be bound by the terms thereof.
(i)    Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.
12.9    Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.
12.10    Amendment and Waiver.

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(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (i) increase the amount of such Lender’s commitments hereunder, (ii) reduce the principal of, or interest on, any outstanding Indebtedness or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any fees or other amounts payable hereunder, (iv) except as expressly permitted hereunder or under the Collateral Documents, release or subordinate all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and the Lenders, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise), (v) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (vi) change the definitions of “Percentage,” “Eurodollar-Interest Periods,” “Majority Lenders” Sections 9.2 or 9.3 hereof or this Section 12.10; provided, further, that notwithstanding the foregoing: (A) the definitions of “Borrowing Base," “CA Borrowing Base," “Eligible Accounts," “Eligible Inventory” may be changed only with the consent of all of the Lenders, or (v) subordinate repayment of the Indebtedness to the prior repayment of other Funded Debt of Borrowers; and (B) no amendment, waiver, or consent shall, unless in a writing signed by the Agent affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).
(b)    The Agent shall, upon the written request of the Borrowers, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section;

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or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than Borrowers or a Subsidiary of Borrowers as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.
12.11    Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrowers (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state, provincial or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 12.8(f) hereof.
12.12    Withholding Taxes. If any Lender is not a “united states person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 12.8 hereof, as applicable) deliver to the Agent two original executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to Borrowers, if such Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and any Notes issued to it by Borrowers), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent

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of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and the sole expense of Borrowers, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide Borrowers with such forms, certificates or other documents as may be reasonably necessary to allow Borrowers, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 9.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the rights and benefits (including without limitation economic benefits) available to such Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.
12.13    Taxes and Fees. Should any tax (other than Excluded Taxes or as a result of a Lender’s failure to comply with Section 12.12), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, Borrowers agrees to pay the same, together with any interest or penalties thereon arising from Borrowers' actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto provided, however, that Borrowers shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax or fees.
12.14    WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.
12.15    USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying

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documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.
12.16    Canadian Anti-Money Laundering & Anti-Terrorism Legislation.
(a)    Notwithstanding any other provisions in this Agreement, each Borrower and Guarantor acknowledges that, pursuant to Canadian Anti-Money Laundering & Anti-Terrorism Legislation, the Lenders and the Agent may be required to obtain, verify and record information regarding each Borrower and Guarantor, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Borrowers and Guarantors, and the transactions contemplated hereby. Borrowers and Guarantors shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assign or participant of a Lender or Agent, in order to comply with any applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, whether now or hereafter in existence. In addition, and to the extent they are required at law to do so, each of the Borrowers and Guarantors agrees to promptly comply with its obligations under Canadian Anti-Money Laundering & Anti-Terrorism Legislation.
(b)    If Agent has ascertained the identity of the Borrowers or Guarantors or any authorized signatories of such Persons for the purposes of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, then the Agent: (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Agent within the meaning of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation; and (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Agent has no obligation to ascertain the identity of the Borrowers or Guarantors or any authorized signatories of such Persons on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrowers or Guarantors or any such authorized signatory in doing so.

12.17    Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Agent or any Lender under this Agreement from the currency in which it is due (for the purposes of this Section 12.17, the "Agreed Currency") into a particular currency (for the purposes of this Section the "Judgment Currency"), the rate of exchange applied in that conversion shall be that at which the Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of the Borrowers and the Guarantors in respect of any amount owing or payable under this Agreement or any other Loan Document to the Agent or any Lender in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Agent could so purchase is less than the amount originally due in the Agreed Currency, each Borrower shall, as a separate obligation

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and notwithstanding the judgment or payment, indemnify the Agent or the applicable Lender against any loss.
12.18    Complete Agreement; Conflicts. This Agreement, the Notes (if issued), and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.
12.19    Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.
12.20    Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.
12.21    Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
12.22    Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.
12.23.    Amendment and Restatement. This Agreement constitutes in part, renewal, replacement evidence and refinancing of indebtedness of US Borrower under the Prior Agreement and amends and restates the Prior Agreement. The Borrowers acknowledge and agree that as of the date hereof, they have no defense, offset, counterclaim or other claim or dispute with respect to any indebtedness or obligation incurred pursuant to such Prior Agreement. The Indebtedness and other liabilities pursuant hereto are issued (in part) in exchange and replacement for the indebtedness of US Borrower previously evidenced and governed by the Prior Agreement, shall not be a novation or satisfaction thereof and shall be entitled to the same collateral with the same priority. The Lenders acknowledge and agree that such transfer of rights and interests shall take place among the Lenders as of the Effective Date to give effect to the commitments of the Lenders

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set forth herein and the Lenders will make such payments among themselves as directed by the Agent to give effect thereto.
12.24    Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrowers set forth in Section 12.5 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 11.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

[Signatures Follow On Succeeding Page]

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WITNESS the due execution hereof as of the day and year first above written.

UNIQUE FABRICATING NA, INC.
as US Borrower

By:    ______________________________

Its:    ______________________________

UNIQUE-INTASCO CANADA, INC.
as CA Borrower

By:    ______________________________

Its:    ______________________________

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WITNESS the due execution hereof as of the day and year first above written.

10198157_2.doc

CITIZENS BANK, NATIONAL ASSOCIATION
a national banking association, as Agent and Lender

By:

Its:

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WITNESS the due execution hereof as of the day and year first above written.

FIFTH THIRD BANK,
as a Lender

By:______________________________

Its:_______________________________

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WITNESS the due execution hereof as of the day and year first above written.

FLAGSTAR BANK, FSB,
as a Lender

By:_______________________________

Its:_______________________________

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Schedule 1.2
Percentages and Allocations

LENDERS	REVOLVING CREDIT AND LETTER OF CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS	US TERM LOAN PERCENTAGE	US TERM LOAN ALLOCATIONS	CA TERM LOAN PERCENTAGE	CA TERM LOAN ALLOCATIONS
Citizens Bank, National Association	52%	$15,600,000.00	52%	$8,840,000.00	52%	$7,800,000.00
Flagstar Bank, FSB	24%	$7,200,000.00	24%	$4,080,000.00	24%	$3,600,000.00
Fifth Third Bank	24%	$7,200,000.00	24%	$4,080,000.00	24%	$3,600,000.00
TOTALS	100%	$30,000,000.00	100%	$17,000,000.00	100%	$15,000,000.00

SCHEDULE 12.6- ADDRESSES FOR NOTICES

Borrower:    Unique Fabricating NA, Inc.
Attention: _____________________
800 Standard Parkway
Auburn Hills, Michigan 48326 27087
Phone: (____)
Facsimile: (___)

Administrative Agent:    Citizens Bank, National Association
Attention: Michael Farley, Senior Vice President
27777 Franklin Road
Southfield, Michigan 48034

________, as Lender:
Attention:

Citizens, as Lender:    Citizens Bank, National Association
Attention: Michael Farley, Senior Vice President
27777 Franklin Road
Southfield, Michigan 48034

EXHIBIT & SCHEDULES LIST

Exhibit A        Assignment Agreement
Exhibit B        Borrowing Base Certificate
Exhibit C        Form of CA Term Loan Notes
Exhibit D        Covenant Compliance Report
Exhibit E        Request for Revolving Credit Advance
Exhibit F        Request for Swing Line Advance
Exhibit G        Form of Revolving Credit Note
Exhibit H        Form of Swing Line Notes
Exhibit I        Form of US Term Loan Note

Schedule 5.3        Owned and Leased Real Property
Schedule 5.9        Litigation
Schedule 5.13        Pension Plans
Schedule 5.15        Environmental Matters
Schedule 5.17         Subsidiaries
Schedule 5.18        Intellectual Property
Schedule 5.19        Capital Structure
Schedule 5.22        Union Contracts
Schedule 5.24        Corporate Organization and Identification
Schedule 7.1        Existing Capital Leases
Schedule 12.6        Notice Addresses